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                                                                   Exhibit 10.14

                                      LEASE

        This Lease, dated as of January 12, 2001 (the "Commencement Date"), is entered into by and between DITTY PROPERTIES LIMITED PARTNERSHIP, a Washington limited partnership ("Landlord"), and EDEN BIOSCIENCE CORPORATION, a Washington corporation ("Tenant").

        1. Basic Lease Terms. This Section sets forth certain basic terms of this Lease for reference purposes. This Section is to be read in conjunction with the other provisions of this Lease; provided, however, to the extent of any inconsistency between this Section and the other provisions of this Lease, this Section shall control.

A.      LEASED PREMISES (See Section 2)

        Business Park:                      Quadrant Monte Villa Center
        Building Name:                      Eden Bioscience Building
        Address:                            3830 Monte Villa Parkway,
                                            Bothell, WA 98021
        Rentable Square Feet ("RSF"):       Approximately 63,200

B.      TERM (See Section 3)

        Rent Commencement Date:             Thirty (30) days after the Commencement Date
        Expiration Date:                    January 11, 2011
        Length of Term:                     Ten (10) years
        Extension Options:                  Two options for five (5) years each

C.      RENT; PREPAID RENT; SECURITY DEPOSIT (See Sections 5 and 6)

        Base Monthly Rent Schedule:

        Applicable Time Period         Annual Rent per RSF
        ----------------------         -------------------

        Month 1                             $ 0.00

        Months 2-30                         $19.50

        Months 31-60                        $21.00

        Months 61-90                        $22.65

        Months 91-120                       $24.50

        Security Deposit      $1,250,000 (subject to adjustment pursuant to Section 6.1
                              below)
        Prepaid Rent          $102,700 (to be applied to rent for February 2001)

D.      PERMITTED USE (See Section 7)

        Tenant may use the Premises only for general office use, laboratories, plant growth chambers and growing areas, a water-based fermentation and processing plant, packaging equipment, and warehouse uses.


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
E.      OPERATING EXPENSES (See Section 8)

        Tenant's Share        100%

F.      CC&R'S (See Section 22)

        Declaration of Protective Covenants, Conditions, Restrictions ,
        Easements and Agreements for Quadrant Monte Villa Center recorded in
        King County under Recording Number 9212220800 and any amendments, modifications or revisions thereto and any rules or regulations promulgated thereunder (the "CC&Rs").

G.      PARKING (See Section 24)

        To the extent permitted by the CC&Rs and other documents presently recorded against the Property (as defined in Section 2.1), Tenant shall have exclusive use of all parking spaces located on the Property during the Term hereof.

H.      ADDRESSES (See Section 29)

        Landlord's Notice Address:                    Rent Payment Address:

        Ditty Properties                              Ditty Properties
        13343 Bel-Red Road                            c/o Quadrant/KMS Management Services
        Bellevue, WA 98005-2333                       P.O. Box 34860
                                                      Seattle, WA 98124-1860
        with a copy to:

        Ditty Properties c/o Quadrant/KMS Management Services
        728 134th Street SW, Suite 209
        Everett, WA 98204

        Tenant's Notice Address:

        Prior to commencing business in the           with a copy to:
        Premises:

        11816 North Creek Parkway North               Richard D. Thaler
        Bothell, WA 98011-8205                        Williams, Kastner & Gibbs PLLC
        Attn: Brad Powell                             Two Union Square
                                                      601 Union St., Suite 4100
                                                      Seattle, WA  98101-2380
        After commencing business in the
        Premises:

        3830 Monte Villa Parkway
        Bothell, WA 98021
        Attn:  Brad Powell

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I.      BROKERS (See Section 37)

        For Tenant:   Broderick Group

        For Landlord: CenturyPacific, L.P.

        2.      Premises.

                2.1 Agreement to Lease. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the Premises consisting of the building depicted on Exhibit A-1 (the "Building") and the real property on which the Building is located as legally described on Exhibit A-2, including all parking areas, accessways, driveways, and other improvements on such real property (collectively, the "Property"). Unless required to do so by law or in order to comply with the CC&Rs Landlord shall not alter or change the present configuration and capacity of the parking areas, accessways and driveways on the Property in any manner that would reduce the number of parking spaces or materially impact Tenant's use of the Property without Tenant's prior written consent which shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant acknowledge and agree that the Premises contain approximately the RSF designated in Section 1. Subject to Landlord's reserved rights herein, the Premises constitute the entirety of the Building. The Premises, Building, and Property are part of a business park ("Business Park") described in Section 1 above.

                2.2 Contingency. This Lease is contingent on the simultaneous execution and delivery of a written agreement between Landlord and Catapult, Inc., in which the parties agree to terminate Catapult's rights to possession and occupancy of the Premises.

                2.3 Measurement. The Premises are deemed to contain the number of RSF set forth above and such number shall be final and binding on the parties for all purposes under this Lease. Landlord and Tenant accept the foregoing calculation and no remeasurement shall be required or permitted hereunder. Any actual measurement of the square footage or rentable square footage of the Premises and Building shall not be relevant to or control the calculation of Base Monthly Rent.

        3.      Term.

                3.1 Initial Term. The initial term of this Lease ("Initial Term") shall commence on the later of (a) the Commencement Date set forth in
Section 1, or (b) the date Landlord tenders possession of the Premises to Tenant. The covenants and conditions of this Lease shall be effective as of the mutual execution of this Lease notwithstanding the Commencement Date set forth herein.

                3.2 Expiration. The Initial Term shall expire on the Expiration Date set forth in Section 1, unless sooner terminated or extended as provided in this Lease. As used herein, "Term" shall mean the Initial Term and, if Tenant validly exercises its Extension Option(s), any Extended Term.

                3.3 Options to Extend Term. Tenant shall have two successive options (each an "Extension Option") to extend the Term of this Lease for an additional five (5) years each. Each such option may be exercised by Tenant only by irrevocable written notice of exercise delivered to Landlord no later than twelve (12) months prior to the expiration of the Initial Term or the first Extended Term, as applicable. If Tenant does not deliver a notice of exercise by the


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appropriate date then the Extension Option(s) shall immediately terminate and be of no further force or effect and this Lease shall terminate on the scheduled Expiration Date. If Tenant does not exercise the first Extension Option then the second Extension Option shall terminate and be of no further force or effect. Tenant's Extension Options shall be personal to Tenant and may not be exercised by any assignee (other than a Permitted Transferee as defined in Section 17.3 which may exercise Tenant's Extension Options) or subtenant. Tenant may not exercise either Extension Option if on the date of such notice Tenant is in default (after any required notice and expiration of any applicable cure period) under this Lease. If Tenant becomes in default (after any required notice and expiration of any applicable cure period) under this Lease after exercise of an Extension Option but before the commencement of the Extended Term, Landlord may, in addition to its other remedies under this Lease, elect to terminate such extension by notice in writing to Tenant, whereupon the Term shall expire without any such extension.

                3.3.1 Upon such exercise, the parties shall be obligated under all the terms and conditions of this Lease through the Extended Term, except that (i) Base Monthly Rent shall be adjusted as provided in Section 3.3.2, (ii) Landlord shall have no obligation to alter the Premises or pay any tenant improvement or refurbishment allowance for the Extended Terms, and (iii) Tenant shall not have any additional rights to extend the Term, except to the extent an Extension Option remains to be exercised hereunder.

                3.3.2 Base Monthly Rent during the applicable Extended Term shall be equal to the then fair market rent (including periodic rent increases) for the Premises determined in accordance with this Section; provided, however, that in no event shall Base Monthly Rent during the Extended Term be less than the Base Monthly Rent for the last month of the Initial Term or the first Extended Term, as applicable. "Fair Market Rent" as of any date shall mean the per-square-foot rental rate for a direct lease, including fair market expansions or renewals, for space comparable to the Premises in their condition on the Commencement Date, leased for a comparable term, with comparable uses, with comparable quality shell and core construction, in comparable Class A office projects in the Bothell Market Area, taking into consideration: location in the Building or other building, extent of service provided or to be provided, the ownership of the comparable space, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions. The parties intend that Fair Market Rent shall be determined as if the Premises were then in the same condition as the Premises were in on the Commencement Date of the Initial Term and Fair Market Rent shall not be determined based on, or increased by or because of, any improvements or alterations constructed or installed in the Premises by Tenant at Tenant's sole cost and expense nor shall it be determined based on or reduced by any tenant improvement or refurbishment allowance.

                3.3.3 At least six (6) months prior to the commencement of the Extended Term, Landlord shall propose a Base Monthly Rent schedule for the Extended Term. Failure on the part of Landlord to give such notice in a timely manner shall not vitiate the right to require adjustment of Base Monthly Rent, but such delay shall result in deferral of the adjustment to the date that is ninety (90) days after the date of such notice. The parties shall negotiate in good faith, but if they are unable to agree upon such Base Monthly Rent schedule within thirty (30) days after the delivery of Landlord's proposal, Tenant may by written notice demand arbitration within thirty (30) days after receipt of notice from Landlord of Landlord's determination of Fair Market Rent. If no arbitration demand is delivered, Tenant shall be deemed to have accepted the Fair Market Rent as determined by Landlord. If Tenant elects to arbitrate, then unless otherwise agreed in writing by the parties, the matter shall be submitted to arbitration in accordance with the terms of the following paragraphs. The date on which Tenant


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gives its demand for arbitration is referred to in this Lease as the
"Arbitration Commencement Date".

                3.3.4 Within fifteen (15) days after the Arbitration Commencement Date, each party shall provide the other party with written notice (a "Rent Notice") of its determination of Fair Market Rent. The matter shall then be submitted for decision to a single arbitrator or a panel of three (3) arbitrators selected in accordance with this Section 3.3.4. Each arbitrator appointed under this provision shall be an MAI certified appraiser with at least ten (10) years professional appraising experience (including recent experience in the Bothell market) who would qualify as an expert witness over objection to give testimony addressed to the issue in a court of competent jurisdiction and shall not have worked for or on behalf of either party during the three (3) year period ending on the Arbitration Commencement Date. If Landlord and Tenant are unable to agree on a single arbitrator within thirty (30) days after the Arbitration Commencement Date, then each party shall select an arbitrator who shall be qualified under the same criteria set forth above, and so notify the other party in writing within fifteen (15) days after the end of such thirty
(30) day period. The two arbitrators so chosen by the parties shall then appoint a third arbitrator within fifteen (15) days after the date of the appointment of the last appointed arbitrator. If the two arbitrators so chosen by the parties are unable to agree on the third arbitrator within such fifteen (15) day period, the third arbitrator will be appointed by the director (or the equivalent) of the Seattle office of the American Arbitration Association upon the application of either party. If either party fails to timely select its arbitrator and so notify the other party in writing within the foregoing fifteen (15) day period, and the other party timely selects its arbitrator, then the arbitrator selected by the other party shall be the sole arbitrator for determining Fair Market Rent. If a third arbitrator is selected, then the decision by a majority of the panel of three arbitrators shall determine Fair Market Rent pursuant to this
Section 3.3.

                3.3.5 Within thirty (30) days after the selection of the arbitrator pursuant to Section 3.3.4 above, the arbitrator or arbitrators shall determine Fair Market Rent by selecting either the Fair Market Rent stated in Landlord's Rent Notice or the Fair Market Rent stated in Tenant's Rent Notice. The determination of the arbitrator or arbitrators shall be limited to the sole issue of whether the Fair Market Rent specified in Landlord's Rent Notice or Tenant's Rent Notice is closest to the actual Fair Market Rent as determined by the arbitrator or arbitrators. The arbitrator or arbitrators shall have no power to average such amounts, modify the proposed rent schedules or to designate a Fair Market Rent other than that specified in either Landlord's Rent Notice or Tenant's Rent Notice.

                3.3.6 Both parties may submit any information to the arbitrator or arbitrators for consideration, with copies to the other party. The arbitrator or arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to the determination of Fair Market Rent or to conduct a hearing. The arbitrator or arbitrators shall render his, her or their decision by written notice to each party. The determination of the arbitrator or a majority of the panel of three (3) arbitrators shall be final and binding upon Landlord and Tenant. If there is only one arbitrator then each party shall pay fifty percent (50%) of the cost of the arbitration. If there are three arbitrators then each party shall pay the cost of its own arbitrator and fifty percent (50%) of the cost of the third arbitrator.

                3.3.7 The award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the City of Seattle, Washington, in accord with the then-prevailing commercial arbitration rules of the American Arbitration Association or its successor

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for arbitration of commercial disputes except that the procedures mandated by said rules shall be modified as set forth in this Section.

                3.3.8 If Tenant elects to arbitrate and the arbitration is not concluded prior to the first day of the Extended Term, then Tenant shall pay Base Monthly Rent to Landlord commencing on the first day of the applicable Extended Term in an amount equal to the Fair Market Rent specified in Landlord's Rent Notice. If the amount of Fair Market Rent as determined by arbitration is greater than or less than the Fair Market Rent specified in Landlord's Rent Notice, then any adjustment required to correct the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rent.

        4. Construction of Premises: Early Possession: Delayed Delivery of Possession.

                4.1 As-Is. Landlord shall deliver the Premises to Tenant in their current "as-is" condition with all faults. Landlord shall not be required to make any alterations or improvements to the Premises. Tenant shall be responsible for installing its Tenant Improvements in the Premises in accordance with Exhibit C and shall not begin construction until the terms and conditions of Exhibit C have been fully satisfied.

                4.2 Early Possession. If Landlord permits Tenant to occupy the Premises prior to the Commencement Date set forth in Section 1, the Commencement Date shall be such date of occupancy. Tenant's occupancy prior to the originally scheduled Commencement Date shall be subject to all the provisions of this Lease and shall not advance the Expiration Date.

                4.3 Delayed Delivery. Tenant acknowledges that the Premises are currently leased to Catapult, Inc. and that the lease between Catapult and Landlord must be terminated before Landlord can deliver possession to Tenant. Tenant understands and agrees that delays in terminating Catapult's rights may result in extension of the scheduled Commencement Date. If Landlord for any reason cannot deliver possession of the Premises to Tenant at the Commencement Date, (i) the Commencement Date shall be the date on which possession of the Premises is delivered to Tenant, (ii) this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, (iii) the Rent Commencement Date shall be delayed to the same extent as the delay in the Commencement Date, (iv) the Expiration Date shall be adjusted so that the length of the Lease Term remains as provided in Section 1, and (v) Landlord and Tenant shall execute a written acknowledgement setting forth the adjusted Commencement Date and Expiration Date, provided, however, that if the Commencement Date has not occurred by January 1, 2002, then either Landlord or Tenant may terminate this Lease by giving notice to such effect to the other party.

        5.      Rent.

                5.1 Base Monthly Rent. Tenant shall pay to Landlord the Base Monthly Rent specified in Section 1 and the Additional Rent as set forth in
Section 8 and elsewhere in this Lease (the Base Monthly Rent and the Additional Rent are collectively referred to as "Rent"). Rent shall be paid in advance, on or before the first day of each calendar month of the Lease Term. Except as expressly permitted herein, Rent shall be paid without prior notice, demand, set off, counterclaim, deduction or defense and, except as otherwise expressly provided in this Lease, without abatement or suspension. As used herein, "Additional Rent" shall mean all sums payable by Tenant hereunder other than Base Monthly Rent.

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                5.2     Rent Commencement. Payment of Rent shall begin on the
Rent Commencement Date set forth in Section 1 (except as provided in Section 4). Rent for any period during the Term that is less than one month shall be prorated for the actual number of days in such period and Rent for the first partial month shall be paid on the Rent Commencement Date.

                5.3 Address for Payments. All Rent shall be paid to Landlord at the address for rent set forth in Section 1, in lawful money of the United States of America, or to such other person or at such other place as Landlord may from time to time designate in writing.

        6. Prepaid Rent and Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent set forth in Section 1 which shall be applied to the first full month's Base Monthly Rent falling due hereunder. Within two (2) business days after Tenant's execution of this Lease, Tenant shall provide an irrevocable, fully assignable, and unconditional standby letter of credit, issued by Imperial Bank (including any successor by merger or consolidation that acquires substantially all of Imperial Bank's assets) or another financial institution reasonably acceptable to Landlord (and otherwise meeting the criteria set forth herein) and with a term of at least one (1) year with automatic renewal provisions, drawable by Landlord upon demand, and substantially in the form attached hereto as Exhibit B (the "Letter of Credit") in an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), as security for the full and faithful performance of Tenant's obligations under this Lease (the "Security Deposit"). Landlord may draw upon the Letter of Credit in whole or in part under the same terms and conditions as Landlord may apply a cash security deposit as provided in Section 6.3 below. The financial institution issuing the Letter of Credit (and any renewal or substitute Letter of Credit) must have and maintain at all times total assets of at least One Billion Dollars ($1,000,000,000) and, in the event the financial institution's total asset level falls below such amount, Tenant shall, within thirty (30) days after written notice from Landlord, provide a substitute letter of credit from another financial institution with total assets at or above such amount and otherwise reasonably acceptable to Landlord. Landlord acknowledges that Imperial Bank does not meet such financial threshold but is involved in a merger with Comerica Incorporated that will satisfy such threshold. If the merger is not consummated, Landlord may request Tenant to provide a substitute letter of credit from a qualified financial institution. In addition, Landlord may draw upon the Letter of Credit after two (2) Business Days notice to Tenant if Tenant fails to increase the Letter of Credit as required hereunder or if Tenant fails to deliver to Landlord a renewal or extension of the Letter of Credit, in substantially the same form or another form acceptable to Landlord in its sole discretion, for a term of not less than one (1) year at least thirty
(30) days prior to the expiration date of the existing Letter of Credit. Notwithstanding the foregoing, Landlord shall not be required to provide prior notice to Tenant before drawing on the Letter of Credit if the Letter of Credit would expire during such notice period. It shall be deemed reasonable for Landlord to reject a financial institution hereunder if such financial institution is not acceptable to Landlord's lender; provided that Landlord's current lender has indicated orally that it will not object to Imperial Bank.

                6.1 Changes in Security Deposit Amount. Provided that (a) no default (after any required notice and expiration of any applicable cure period) has occurred under this Lease at any time prior to such date, (b) Tenant is generally paying its creditors as and when its debts mature and there are no uninsured final or unbonded judgments against Tenant in excess of $500,000, and
(c) Tenant has achieved the financial milestones (the "Financial Milestones") described in subsections 6.2.1 and 6.2.2 for a period of no less than four (4) consecutive fiscal quarters and in subsection 6.2.3 for the preceding fiscal year then, at the beginning of each of the fourth (4th) through eighth (8th) Lease Years, the Letter of Credit may be reduced according


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to the schedule set forth below, provided that Tenant shall, at its expense, provide a substitute Letter of Credit, in substantially the same form or another form acceptable to Landlord in its sole discretion, for the adjusted amount. In no event shall the Security Deposit be reduced below One Hundred Twenty-five Thousand Dollars ($125,000).

        Period                                      Amount of Security Deposit
        ------                                      --------------------------
        Commencement Date through 12/31/03                  $1,250,000
        1/1/04 through 12/31/04                             $1,000,000
        1/1/05 through 12/31/05                            $   750,000
        1/1/06 through 12/31/06                            $   500,000
        1/1/07 through 12/31/07                            $   250,000
        Balance of Term                                    $   125,000

        Notwithstanding the foregoing, in the event Tenant achieves the Financial Milestones and reduces the Security Deposit, but later falls below the Financial Milestones at any time then Tenant shall immediately increase the Letter of Credit to the full One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and the Security Deposit shall remain at such level until Tenant has again achieved the Financial Milestones described in subsections 6.2.1 and
6.2.2 for a period of no less than four (4) consecutive fiscal quarters and in subsection 6.2.3 for the preceding fiscal year. If Tenant subsequently achieves the Financial Milestones for the required periods, Tenant may decrease the Security Deposit to the sum otherwise permitted under the schedule set forth above. Such increases and decreases in the Security Deposit shall continue throughout the Term if Tenant thereafter meets or fails to meet the Financial Milestones for the required periods. Tenant shall provide its unaudited financial statements to Landlord on a quarterly basis and its audited financial statements to Landlord on an annual basis as and when required under Section 36, together with any explanation or supporting data necessary to substantiate whether Tenant has achieved the Financial Milestones for such quarter or year. Failure to provide such statements shall be a default hereunder.

                6.2 Financial Milestones. Tenant's attainment of Financial Milestones shall be measured using generally accepted accounting principles consistently applied as shown on Tenant's audited financial statements submitted to the Securities and Exchange Commission. If Tenant changes its accounting methodology then the Financial Milestones shall be renegotiated in good faith to provide Landlord with comparable protections. The Financial Milestones are as follows:

                        6.2.1 Tenant's Current Ratio of assets to liabilities as reflected on Tenant's Balance Sheet shall be at least 2:1.

                        6.2.2 Tenant's net worth as reflected on Tenant's Balance Sheet shall be equal to or greater than Ten Million Dollars ($10,000,000). As used herein, "Net Worth" shall mean as of any date, (i) Tenant's aggregate tangible assets (tangible assets shall not include assets such as goodwill, patents, trademarks, copyrights, or other intellectual property rights, franchises or research and development), minus (ii) Tenant's aggregate liabilities.

                        6.2.3 Tenant's Net Operating Income as reflected on Tenant's Income Statement shall be not less than Two Million Five Hundred Thousand Dollars ($2,500,000) for the preceding fiscal year. Net Operating Income shall mean Net Operating Income as shown on the audited financial statements plus interest income and depreciation expense less interest expense.

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                6.3     Use of Security Deposit. Tenant shall not assign or
encumber, or attempt to assign or encumber, any part of the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Landlord shall not be required to exhaust its remedies against Tenant before having recourse to the Letter of Credit or any cash security held by Landlord. Recourse by Landlord to the Letter of Credit or other security shall not affect any remedies of Landlord which are provided in this Lease or which are available to Landlord in law or equity. In the event of a default by Tenant hereunder (after any required notice and expiration of any applicable cure period), Landlord may draw on the Letter of Credit in accordance with its terms. Landlord may (but shall not be required to) use the Security Deposit or any portion thereof to cure any defaults on the part of Tenant or to compensate Landlord for any damage or costs Landlord incurs by reason of a default hereunder. In such event, and upon written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the purpose for which such amount was applied, Tenant shall immediately deposit with Landlord cash (or shall provide an amendment to the Letter of Credit) in an amount sufficient to return the Security Deposit to the full amount required under Section 6.1. Within forty-five days after expiration of the Term or earlier termination of this Lease (or such longer period of time as is needed to confirm the existence of or cost to remedy any default), provided no default is then outstanding, the Security Deposit shall be returned to Tenant, reduced by those amounts that may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent or otherwise, to repair damages to the Premises caused by Tenant and to restore the Premises to the condition required by this Lease. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. If Landlord conveys or transfers its interest in the Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and the assignee assumes Landlord's obligations hereunder, then Landlord shall be released and discharged from any further liability to Tenant with respect to the Security Deposit. Landlord shall provide a copy of the assignment and assumption agreement upon Tenant's request.

                6.4 Prepaid Rent. In the event this Lease is terminated before the end of the Term for any reason except casualty or condemnation, any Rent paid for any period after the date of such termination shall be treated as an addition to the Security Deposit.

                6.5 Landlord's Duty. Landlord's obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord may maintain the security deposit separate from Landlord's general funds or may commingle the Security Deposit with other funds of Landlord. No interest shall accrue for Tenant on the Deposit.

        7.      Use of Premises.

                7.1 Permitted Use. Tenant shall use the Premises only for the purpose set forth in Section 1 and for no other purpose without Landlord's written consent. Tenant acknowledges that it has determined to its satisfaction that the Premises can be used for those purposes. Tenant waives any right to terminate this Lease in the event the Premises cannot be used for such purposes during the Term.

                7.2 Compliance With Insurance. Tenant shall not do or permit anything to be done in or about the Premises or bring or keep anything therein which will cause cancellation of any insurance policy covering the Building or any part thereof or any of its contents.

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                7.3     No Nuisance; Garbage Removal. Tenant shall not do or
permit anything to be done in or about the Premises that will obstruct or interfere with the rights of other tenants or occupants of the Business Park or injure them or their property, or use or allow the Premises to be used for any unlawful purpose or in any way constituting a nuisance. Tenant, at its sole cost, shall remove any garbage on a regular basis. Tenant may store garbage in the Premises or in exterior dumpsters approved by Landlord until it its removed.

                7.4 Tenant's Repairs. Subject to Sections 10.1, 10.2, 15 and 16, Tenant agrees, at its sole cost, to maintain the Premises, all parts thereof, all loading docks contiguous thereto and all Tenant's signs in good order, condition and repair, ordinary wear and tear excepted, including keeping the inside of all glass in doors and windows of the Premises clean, promptly replacing any broken door or door closers and any cracked or broken glass with glass of like kind and quality. Tenant shall maintain, repair, and replace as and when necessary the mechanical systems (including HVAC) and all utility lines within the Premises, including those beneath the slab and within the exterior or demising walls, except to the extent such items are to be maintained, repaired or replaced by Landlord pursuant to Section 10.1. Tenant shall not permit any vibration and noise which may be transmitted beyond the Premises. When used in this Lease, the term "repair" shall include making all necessary replacements, renewals, alterations and additions. All repairs shall be at least equal in quality to the original work and shall be made by Tenant in accordance with all applicable laws, ordinances and regulations. Tenant shall enter into annual service and testing/inspection contracts on the HVAC, elevator, fire and life safety systems (the "Maintenance Contracts"). If Tenant fails to perform any of its obligations under this Section 7.4, Landlord may, in addition to exercising any other remedies provided herein, perform such repairs or maintenance. Any sums expended by Landlord in performing such repairs or maintenance shall be due and payable as Additional Rent, within ten (10) days after Tenant's receipt of Landlord's written request for reimbursement, which request shall be accompanied by reasonable evidence of such costs.

        8.      Additional Rent for Operation Expenses.

                8.1 Tenant Payment. Tenant shall pay, as Additional Rent, all Operating Expenses. Operating Expenses shall be payable on or before the first day of the first full calendar month of the Term or upon the Commencement Date, whichever first occurs, and on the first day of each successive calendar month thereafter during the Term in the same manner as Base Monthly Rent.

                8.2 Accounting Period. An accounting period is a calendar year, except the first accounting period shall commence on the Commencement Date and end on December 31 of the same calendar year. The last accounting period shall end on the Expiration Date of the Lease Term. Annualized Operating Expenses shall be prorated on a per diem basis for any accounting period that is less than a full calendar year.

                8.3 Adjustment. Landlord can adjust the Operating Expenses at the commencement of each new accounting period throughout the Lease term, whereupon Tenant's Additional Rent shall be adjusted accordingly. Prior to each January 1 of the Term, Landlord shall furnish Tenant a written statement of the estimated monthly Operating Expenses for the coming calendar year. The estimated monthly Operating Expenses for the period before the first January 1 after the Commencement Date will be provided by Landlord to Tenant no later than 90 days prior to the Commencement Date. Landlord may, by written notice to Tenant, revise its estimate of Operating Expenses from time to time.

                8.4 Reconciliation. Within 90 days after each January 1 during the Term, or as soon thereafter as practicable, Landlord shall deliver to Tenant a written statement setting forth the actual Operating Expenses during the preceding calendar year (or portion of such calendar year after the Commencement Date). To the extent actual Operating Expenses exceeded the estimated Operating Expenses paid by Tenant, Tenant shall pay Additional Rent to Landlord within 30 days after receipt of such statement by Tenant and to the extent actual Operating Expenses were less than the estimated Operating Expenses paid by Tenant, Tenant shall receive a credit against its next payable Rent or such amount shall otherwise be refunded to Tenant as Landlord determines in its sole discretion; provided, however, that as to the last accounting period Tenant shall receive a refund at the time Landlord delivers such statement to Tenant.

                8.5 Definitions. "Operating Expenses" means all expenses and charges incurred by Landlord in the operation, maintenance, repair and replacement of the Building, Property and Common Areas (as defined in the CC&R's), as a first-class facility, including without limitation the following costs by way of illustration: (i) all real property taxes, assessments and other general or special charges levied during the Term by any public, governmental or quasi-governmental authority against the real or personal property included in the Building or the Property, including without limitation Landlord's personal property used in the maintenance, repair or operation of the Building or the Property, or any other tax on the leasing of the Building or on the rents from the Building (other than any federal, state or local income or franchise tax);
(ii) any and all assessments, fees, charges and impositions Landlord must pay for the Building, Property or Common Areas pursuant to the CC&R's, transportation or any other improvement monitoring or management plans, or any other covenant, condition or reciprocal easement agreements; (iii) electricity, gas and similar energy sources, refuse collection, water, sewer and other utilities services for the Building and the Property; (iv) all licenses, permits and inspection fees; (v) all costs and expenses relating to the Premises Maintenance Obligations (as defined in Section 9.1); (vi) all costs and expenses relating to the Premises Services Obligations (as defined in Section 9.2); (vii) all costs of improvements or alterations to the Building and Property which are required by Laws, or which are intended to save labor or to reduce Operating Expenses (provided that all capital improvements shall be amortized over the useful life of such capital improvements as reasonably determined by Landlord together with interest on the unamortized balance from time to time at a per annum interest rate equal to the Prime Rate in effect on the date such costs are incurred plus one percent (1%)); (viii) all premiums and deductibles (subject to the agreed limits set forth in Section 14.6) for liability, property damage, casualty, automobile, rental loss, compensation or other insurance maintained by Landlord for the Building or Property; (ix) the cost (amortized over its useful life as reasonably determined by Landlord together with interest at a per annum interest rate equal to the Prime Rate in effect on the date such costs are incurred plus one percent (1%) on the unamortized balance) of any capital improvements made to the Property or Building by Landlord for the replacement of any Building equipment needed to operate the Building at the same quality levels as prior to the replacement;(x) costs incurred in the management or operation of the Building and Property (including supplies), wages and salaries of employees engaged in the management, operation and maintenance thereof and payroll taxes and similar governmental charges with respect thereto which costs shall be appropriately prorated if such persons work on projects or properties other than the Building and Property and only the costs attributable to the Building and Property shall be included in Operating Expenses; (xi) property management fees paid to independent or affiliated contractors or to Landlord (subject to competitive bidding as provided in Section 9.3 below) and legal, accounting and other professional expenses; (xii) any other expense or charge whether or not described above that in accordance with generally accepted accounting principles and commercial property management practices is properly an expense of maintaining, operating or repairing the Building or Property. Operating Expenses shall not include any of the following: (A) ground rent; (B) depreciation on the Building or equipment therein; (C) debt service, including interest and amortization of funds borrowed by Landlord for items other than capital improvements; (D) real estate broker's commissions or other sale or leasing commissions; (E) advertising and promotional expenses, legal fees and other costs incurred in connection with procuring tenants or offering the Building and Property for sale; (F) the cost of tenant improvements, including space planning fees, design fees and other soft costs; (G) wages, bonuses and other compensation of employees above the grade of property manager; (H) costs of any items for which Landlord is paid or reimbursed by insurance; (I) costs for utilities or services which Landlord is reimbursed directly from, any tenant, including Tenant; (J) costs relating to compliance with laws or regulations related to any noncompliance in existence as of the date of this Lease with respect to those parts of the Building and Property that Landlord is responsible for maintaining and repairing; or (L) charitable or political contributions. Landlord shall not collect more than 100% of Operating Expenses and shall not recover any item of cost more than once. As used in this Section 8.5, "Prime Rate" shall mean the highest prime rate of interest published in the "Money Rates" column in The Wall Street Journal during such calendar month. If The Wall Street Journal ceases publication of a prime rate, then the Prime Rate shall mean the highest prime rate of interest publicly announced during such month by Bank of America, N.A., or its successor (or if such bank ceases to exist then any national banking association selected by Landlord).

                8.6 Tenant Obligation. Landlord shall have the same rights with respect to Tenant's nonpayment of Operating Expenses as required under this Lease as it has with respect to any other nonpayment of Rent under this Lease.

        9.      Premises Maintenance and Services Obligations.

                9.1 Premises Maintenance Obligations. Except as otherwise provided in Sections 10.1 and 10.2, Tenant shall be responsible for maintenance and repairs to the Premises including the exterior and structural portions of the Building as well as all building systems inside or outside the exterior walls of the Premises and the repairs and maintenance to the Common Areas ("Premises Maintenance Obligations"). Tenant's Premises Maintenance Obligations shall include the repair and maintenance of the HVAC equipment provided by Landlord, roof and roof membrane and the exterior of the Building but shall not include replacement thereof. Tenant shall perform the Premises Maintenance Obligations in accordance with the highest standards of property management and in such a manner as to maintain the Building and the Property in first class order, condition and repair. Tenant further agrees to maintain the Building and the Property in a manner consistent with the CC&Rs.

                9.2 Premises Services Obligations. Tenant shall provide or cause to be provided, all services to the Premises, Building and Property, including without limitation, janitorial, landscape and irrigation system maintenance, parking lot sweeping and maintenance, window washing, rubbish removal, maintenance of the heating, ventilating, and air conditioning systems, and other similar desired and necessary services (collectively "Premises Services Obligations"). Tenant shall perform the Premises Services Obligations in accordance with the highest standards of property management and in such a manner as to maintain the Building and the Property in first class order, condition and repair and in compliance with the CC&Rs.

                9.3 Compliance. By no later than January 1st of each year, Tenant shall prepare and present to Landlord and its property manager, an annual plan showing in reasonable detail Tenant's proposed schedule for the Premises Maintenance Obligations and the Premises Services Obligations during the forthcoming year. Tenant shall make any revisions to the plan reasonably requested by Landlord or the property manager and shall follow the plan during the period covered by the schedule. Tenant shall also provide to Landlord and its property manager for review and approval (which shall not be unreasonably withheld or delayed) all proposed contracts with respect to the Premises Maintenance Obligations and the Premises Services Obligations, including the Maintenance Contracts. All such contracts (including the Maintenance Contracts) shall be assignable to Landlord in the event Landlord takes over the Premises Maintenance Obligations and the Premises Services Obligations and all warranties shall be for the benefit of Landlord and Tenant. Landlord shall employ a property management company to oversee Tenant's compliance with the foregoing provisions and all costs incurred by Landlord in connection with such oversight shall be an Operating Expense. Upon commencement of the Term and thereafter upon request by Tenant (but no more often that once every two (2) years), Landlord shall request bids for property management services from at least three (3) property management companies and Landlord and Tenant shall work together to select a property manager considering all relevant factors, including price, reputation and quality of service. If the property manager selected by the parties advises Landlord that, in its reasonable discretion it believes that Tenant is not properly performing the Premises Maintenance and Services Obligations, Landlord may elect to perform such obligations and all costs incurred by Landlord in connection therewith (including increased property management fees) shall be included in Operating Expenses in the manner and to the extent provided in Section 8.

                9.4 No Landlord Default. So long as Landlord has not elected to perform such obligations, Landlord shall not be liable for any failure to perform the Premises Maintenance and Services Obligations. If Landlord elects to perform the Premises Maintenance and Services Obligations, then Landlord shall not be liable for any failure to perform such obligations except to the extent such failure is due to Landlord's gross negligence or intentional misconduct and continues for an unreasonable period of time after notice from Tenant and in no event shall Landlord be liable to Tenant for consequential damages.

                9.5     Intentionally Omitted.

                9.6 No Obligation to Alter. Except as specifically provided elsewhere in this Lease, Landlord shall have no obligation whatsoever to after, remodel, improve, repair, decorate, or paint the Premises or any part thereof. Tenant affirms that Landlord has made no representations to Tenant about the condition of the Premises or the Building, except as specifically herein set forth.

                9.7 Tenant Waiver. Tenant waives the right to make repairs at Landlord's expense under any law, statute, or ordinance now or hereafter in effect.

        10.     Structural and Utility Maintenance and Repair Responsibility.

                10.1 Structural Repairs. Subject to the provisions of Section 15, Landlord shall, at Landlord's expense, maintain, repair and replace the roof structure, all exterior and bearing walls, the floor slab and the foundation of the Building ("Structural Repairs"). Landlord shall give reasonable advance notice to Tenant of such repairs to the extent practical and feasible. In addition, Landlord shall, as and when necessary, replace the roof, roof membrane, Building exterior and the HVAC units (including related components) and other capital items that (a) are reasonably expected to have a useful life that extends beyond the Term, and (b) cost in excess of Ten Thousand Dollars ($10,000) (as adjusted upwards for inflation over the Term) that are included within the Premises on the Commencement Date and the costs of such replacements shall be an Operating Expense to the extent permitted under
Section 8.5. Landlord shall have no obligation with respect to any supplemental HVAC equipment installed in the Premises by Tenant.

                10.2 Utilities Repairs. Subject to the provisions of Section 15, Landlord shall, at Landlord's expense, maintain, repair and replace the underground electrical, water, sewer and plumbing utility systems serving the Building insofar as such utility systems are located outside the Building between the public right of way and the Building, and the conduits and pipes or wiring located therein and forming a part thereof, or Landlord shall cause the utility purveyor to maintain, repair and replace the underground electrical, water, sewer and plumbing utility systems serving the Building insofar as such utility systems are located outside the Building between the public right of way and the Building, and the conduits and pipes or wiring located therein and forming a part thereof ("Utility Systems Repairs").

                10.3 Tenant's Responsibility. To the extent that such Structural Repairs or Utility Systems Repairs are necessitated in part or in whole by the act, neglect, fault, or omission of any duty by the Tenant, its agents, servants, employees, or invitees, Tenant shall pay to Landlord the reasonable costs of such Structural Repairs or Utility Systems Repairs, within thirty (30) days after Landlord's submission of a reasonably detailed invoice for the same, but only to the extent such costs were necessitated by the act, neglect, fault or omission of any duty by the Tenant. Landlord shall not be liable for any failure to make any such Structural Repairs or Utility Systems Repairs, unless such failure shall persist after Landlord's receipt of written notice from Tenant and beyond the cure periods set forth in Section 18.3.

        11.     Utilities and Services.

                11.1 Tenant Responsibility. Tenant shall arrange for and cause to be provided, at Tenant's expense, heat, light, water, sewer, electricity, gas and any and all other utility services, including telecommunications and data communications services, telephone service, cable television service, satellite transmission service, if any, or computer cabling or wiring. Tenant shall pay directly to the provider thereof or, if Landlord pays for such services, then to Landlord as Additional Rent, prior to delinquency, for heat, light, water, sewer, electricity, gas and any and all other utility services supplied to the Premises and will pay any required deposits therefor.

                11.2 Failure of Services. If any utilities to the Premises are interrupted or discontinued due to failure in those portions of the systems to be maintained by Landlord pursuant to Section 10.2, Landlord shall use reasonable efforts to restore such utilities within a reasonable period of time after learning of such interruption or discontinuance. If (i) any utilities to the Premises are interrupted or discontinued solely due to a cause within Landlord's reasonable control, (ii) Tenant shall have given written notice respecting such interruption or discontinuance to Landlord, (iii) Tenant is unable to use the Premises as a result of such interruption or discontinuance, and (iv) Landlord fails to make reasonable efforts to cure such interruption or discontinuance within five (5) consecutive days after receiving such notice or such services are not restored within ten (10) days after the receiving such notice, then Base Monthly Rent hereunder shall thereafter be abated until such time as such utilities are restored. No eviction of Tenant shall result from any such failure or interruption, and Tenant shall not be relieved from the performance of any other obligation in this Lease because of such failure or interruption.

        12. Limits on Landlord's Liability. Landlord's liability in respect of its obligations under Section 10 to repair and maintain portions of the Premises and Building and to provide utility lines (collectively, "Repair and Service Obligations") is subject to the following limitations:

                12.1 Circumstances Beyond Landlord's Control. Landlord shall not be liable for any failure of Repair and Service Obligations when such failure is caused by (i) strikes, lockouts or other labor disturbance or labor dispute of any character, (ii) governmental regulation, moratorium or other governmental action, (iii) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel from the providers thereof, (iv) acts of God or (v) any other cause beyond Landlord's reasonable control.

                12.2 Landlord Liability. Except as provided in Section 11.2 and subject to Section 12.1, Landlord shall not be liable for any failure of Repair and Service Obligations, unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance or of the interruption of services is given to Landlord by Tenant. Landlord shall not be liable for any injury to or interference with Tenant's business arising from the making of any repairs, alterations, or improvements in or to any portion of the Building, the Premises, or the Property, or to fixtures, appurtenances, and equipment therein, or the failure of Repair and Service Obligations. Landlord shall not have any liability for any inconvenience, annoyance, or disturbance resulting from the performance by Landlord of its Repair and Service Obligations, except that Landlord shall be liable for actual physical damage to Tenant's alterations, furniture, fixtures, equipment and other property resulting from the gross negligence or intentional misconduct of Landlord, or its agents, employees or contractors. Without limiting the generality of this Section 12, in no event shall Landlord have any liability for consequential damages resulting from any act or omission of Landlord in respect of its Repair and Service Obligations, even if Landlord has been advised of the possibility of such consequential damages. In no event shall any third party be deemed to be a third party beneficiary of this release. Landlord, its agents, employees or contractors, shall conduct its and their activities on the Premises as allowed in this Section in a reasonable manner and shall make reasonable efforts to minimize any inconvenience, annoyance or disturbance to Tenant. At Tenant's request, Landlord shall perform its Repair and Service Obligations after Tenant's normal business hours, provided, however, that Tenant shall pay all overtime and other costs incurred by Landlord in excess of the costs that would have been incurred by Landlord if Landlord had performed its Repair and Service Obligations during Tenant's normal business hours

                12.3 Rent Abatement. Except as specifically provided in Sections 11.2, 15 and 16, there shall be no abatement of Rent in any circumstance under this Lease.

        13.     Improvement and Alterations.

                13.1 Initial Tenant Improvements. Tenant, at Tenant's sole cost and expense, shall install its initial tenant improvements in the Premises in accordance with the provisions of Exhibit C attached hereto and incorporated herein by this reference.

                13.2 Alterations and Additions by Tenant. Following installation of the initial tenant improvements, Tenant shall not make any additional improvements or alterations to the Premises without the prior written consent of Landlord which shall not be unreasonably withheld or delayed but may be subject to such reasonable conditions as Landlord deems necessary or desirable. Any repairs or new construction by Tenant shall be done (a) at Tenant's sole cost and expense in conformity with plans and specifications approved by Landlord which approval shall not be unreasonably withheld or delayed but may be subject to such reasonable conditions as Landlord deems necessary or desirable, (b) by contractors approved by Landlord which shall not be unreasonably withheld or delayed but may be subject to such reasonable conditions as Landlord deems necessary or desirable, and (c) subject to Landlord's reasonable rules and regulations regarding such construction. All work performed shall be done lien-free in a workmanlike manner and shall become the property of Landlord. Prior to commencing any work costing more than Fifty Thousand Dollars ($50,000) or the supply or furnishing of any labor, services and/or materials in connection with any such work, Landlord may require that Tenant provide to Landlord, at Tenant's expense, a lien and completion bond in an amount equal to 150% of the estimated cost of any improvements, additions, or alterations in the Premises.

        14.     Insurance; Indemnity.

                14.1 Tenant Waiver. Except as provided in Section 14.3, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for injury or damage to any person or property in or about the Premises, Building, Property or Common Areas by or from any cause whatsoever, including without limitation any acts or omissions of any other tenants, licensees or invitees of the Building.

                14.2 Tenant Indemnity. Tenant shall indemnify and defend (using legal counsel reasonably acceptable to Landlord) Landlord and hold Landlord harmless, from and against any and all loss, cost, damage, liability and expense (including reasonable attorneys' fees) whatsoever that may arise out of or in connection with Tenant's occupation, use or improvement of the Premises, or that of its employees, agents or contractors, or Tenant's breach of its obligations under this Lease. To the extent necessary to fully indemnify Landlord from claims made by Tenant or its employees, this indemnity constitutes a waiver of Tenant's immunity under the Washington Industrial Insurance Act, RCW Title 51. This indemnity shall survive the expiration or termination of the Term.

                14.3 Landlord Responsibility. The exculpation, release and indemnity provisions of Sections 14.1 and 14.2 shall not apply to the extent the subject claims thereunder were caused by Landlord's gross negligence or willful misconduct. However, in no event shall Landlord be liable to Tenant for consequential damages. Landlord shall indemnify and defend (using legal counsel reasonably acceptable to Tenant) Tenant and hold Tenant harmless, from and against any and all loss, cost, damage, liability and expense (including reasonable attorneys' fees) whatsoever to the extent arising out of the gross negligence or intentional misconduct of Landlord, its employees, agents or contractors, or Landlord's breach of its obligations under this Lease. To the extent necessary to fully indemnify Tenant from claims made by Landlord or its employees, this indemnity constitutes a waiver of Landlord's immunity under the Washington Industrial Insurance Act, RCW Title 51. This indemnity shall survive the expiration or termination of the Term.

                14.4 Tenant Insurance. Tenant shall procure and maintain throughout the Term at Tenant's expense, the following insurance:

                        14.4.1 Commercial general liability insurance, insuring Tenant against liability arising out of the Lease and the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $5,000,000 combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence (or in such amount as Landlord determines in its reasonable discretion). Such policy shall insure the operations of independent contractors and contractual liability (covering the indemnity in Section 14.2) and shall: (i) name Landlord and its property manager as additional insureds, (ii) provide a waiver of subrogation endorsement with respect to Landlord, and (iii) provide that it is primary and noncontributing with any insurance in force or on behalf of Landlord.

                        14.4.2 "Causes of Loss - Special Form" property insurance insuring against the perils of fire, vandalism and malicious mischief and including extended coverage and coverage against sprinkler leakage. This insurance policy shall be upon all personal property for which Tenant is legally liable or that was installed at Tenant's expense, and that is located in the Building or Premises, including without limitation all of Tenant's furnishings, fixtures, furniture, personal property and equipment and all tenant improvements and alterations installed in the Premises at Tenant's expense in an amount not less than the full replacement cost thereof on an agreed amount basis with no coinsurance. Tenant shall purchase insurance against risk of loss by earthquake provided that such insurance is available on commercially reasonable terms. Tenant's property insurance policy(ies) shall name Landlord and any mortgagees of Landlord as insured parties, as their respective interests may appear. Tenant acknowledges that Landlord has recommended that Tenant purchase business interruption coverage, covering direct or indirect loss of Tenant's earnings attributable to Tenant's inability to use fully or obtain access to the Premises or Building. Tenant may elect to purchase such insurance but in any event waives any claim against Landlord from any cause of loss that would be covered by insurance had Tenant purchased such coverage.

                        14.4.3 Workman's Compensation and Employees Liability Insurance as required by state law.

                        14.4.4 Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself. As used in this paragraph, insurance shall be deemed to be reasonable if it is of the type and in such amounts as commercial landlords require in leases in the market area in which the premises are located for premises used for the uses similar to Tenant's.

                14.5 Policies. All policies of insurance to be obtained by Tenant hereunder shall be in a form satisfactory to Landlord and shall be issued by insurance companies holding a General Policyholder Rating of "A" and a Financial Rating of "X" or better in the most current issue of Best's Insurance Guide. Tenant shall provide Landlord with certificates of such insurance. No such policy shall be cancelable or reducible in coverage except after thirty
(30) days prior written notice to Landlord. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or "binders" thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as Additional Rent.

                14.6 Landlord's Insurance. Landlord shall procure and maintain throughout the Term commercial general liability insurance adequate in Landlord's judgment to cover (with commercially reasonable deductibles deemed appropriate by Landlord) the risks customarily insured against by owners of properties similar to the Building. Landlord shall also shall procure and maintain throughout the Term "Causes of Loss - Special Form" property insurance insuring against the perils of fire, vandalism and malicious mischief, and including extended coverage, covering the Building and all permanent fixtures and improvements therein on the Commencement Date in an amount not less than the full replacement cost thereof. Landlord shall purchase insurance against risk of loss by earthquake provided that such insurance is available on commercially reasonable terms. The deductible on Landlord's property insurance policy shall be no more than One Hundred Thousand Dollars ($100,000) for perils other than earthquake without Tenant's consent, which shall not be unreasonably withheld. Landlord and Tenant, each acting reasonably, shall mutually agree on the deductible for earthquake damage. Landlord shall also shall procure and maintain throughout the Term rent loss insurance in an amount equal to twelve (12) months Base Monthly Rent and Additional Rent. The cost of all insurance required hereunder shall be an Operating Expense.

                14.7 Proceeds. The proceeds of any insurance policies maintained by or for the benefit of Landlord shall belong to and be paid over to Landlord. Any interest or right of Tenant in any such proceeds shall be subject to Landlord's interest and right in such proceeds. The proceeds of any insurance policies maintained by or for the benefit of Tenant shall belong to and be paid over to Tenant, provided, however, that if Landlord is required to, or elects to, restore the Premises or the Building pursuant to Section 15, then the proceeds of any "Causes of Loss - Special Form" property insurance shall be held in an interest-bearing trust account, shall be used by Tenant for the purpose of restoring the tenant improvements installed by Tenant and shall be subject to mutually acceptable disbursement procedures.

                14.8 Waiver of Subrogation. Landlord and Tenant release each other, and their respective directors, officers, partners, employees and agents, from, and waive their entire claim of recovery for, any claims for damage to the Premises and the Building and to Tenant's improvements, alterations, furniture, fixtures, equipment and personal property that are caused by or result from fire, lightening or any other perils normally included in a "Causes of Loss - Special Form" property insurance policy whether or not such loss or damage is due to the negligence of Landlord, its directors, officers, partners, employees or agents, or of Tenant, or its directors, officers, partners, employees or agents. Landlord and Tenant shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any and all insurance policies maintained by either Landlord or Tenant under this Lease.

                14.9 Notice of Accidents. Tenant shall promptly notify Landlord of any casualty or accident occurring in or about the Premises.

        15.     Destruction.

                15.1 Obligation to Restore. If the Premises or the Building is destroyed or damaged by fire, earthquake, or other casualty during the Term to the extent that they are untenantable in whole or in part, and if (i) the insurance proceeds available to Landlord equal or exceed the cost of such restoration, (ii) in the opinion of a registered architect or engineer appointed by Landlord such restoration can be completed within one hundred eighty (180) days after the date on which Landlord obtains all permits necessary for such restoration, and (iii) such restoration is permitted under then existing laws and the CC&Rs to be done in such a manner as to return the Premises (including only those fixtures and equipment insured under Landlord's property insurance policy) and the Building to substantially the same condition as they were in immediately before such destruction then such destruction shall not terminate this Lease and Landlord shall act with reasonable diligence to restore the Premises and the Building to substantially the same condition as they were in immediately before such destruction. To the extent that the insurance proceeds must be paid to a mortgagee under, or must be applied to reduce any debt secured by, a mortgage covering the Property, the insurance proceeds shall be deemed not to be available to Landlord unless such mortgagee permits Landlord to use the insurance proceeds for such restoration. In all other instances, Landlord shall have the right but not the obligation to rebuild and restore the Premises or the Building or the damaged part thereof.

                15.2 Right to Terminate. If the Premises or the Building is destroyed or damaged by fire, earthquake, or other casualty during the Term to the extent that they are untenantable in whole or in part, and Landlord is not obligated under Section 15.1 to restore the Premises and the Building then Landlord may, at its election, either (i) restore the Premises (including only those fixtures and equipment insured under Landlord's property insurance policy) and the Building to substantially the same condition as they were in immediately before such destruction, or (ii) terminate this Lease effective as of the date of such destruction. Landlord shall within ninety (90) days after the date of any destruction or injury notify Tenant whether Landlord intends to restore the Premises. If Landlord does not give Tenant notice within ninety (90) days after the date of such destruction of its election to restore the Premises and the Building, then Landlord shall be deemed to have elected to terminate this Lease.

        If the Premises or the Building is destroyed or damaged by fire, earthquake, or other casualty during the Term to the extent that they are untenantable in whole or in part, and Landlord is obligated to or elects to restore the Premises and the Building and such restoration is not completed within two hundred forty (240) days (as extended by any delay caused by force majeure events) after the date on which Landlord obtains all permits necessary for such restoration, then either Landlord or Tenant may, at its election within sixty (60) days after the expiration of such period, terminate this Lease effective as of the date of such destruction. If neither party makes any election under the preceding sentence and gives the other party notice of such election, then the parties shall be deemed to have elected to continue this Lease and the parties' right to terminate this Lease shall be void and of no further force or effect.

                15.3 Rent Abatement. During the period from destruction or damage until completion of restoration (or termination of this Lease), Rent shall be abated in the same ratio as that portion of the Premises which Landlord reasonably determines is unfit for occupancy shall bear to the whole Premises. If damage is due to the fault or neglect of Tenant or its agents, employees, invitees, or licensees, there shall be no abatement of Rent except to the extent Landlord actually recovers lost rent under its rental insurance policy or could have recovered such sums if Landlord fails to procure or to pursue recovery under the insurance required under Section 14.6 above.

                15.4 Restoration of Tenant Improvements. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any of Tenant's personal property, furniture, equipment or tenant improvements installed by Tenant (all of which Tenant is required to insure). Instead, if Landlord repairs or rebuilds the Premises under this Section 15, Tenant shall repair, rebuild or replace all such tenant improvements and other items of property to substantially the same condition as they were in immediately before such destruction or damage. If Tenant is not required to restore such items then the proceeds of Tenant's property insurance shall belong to and be paid over to Tenant.

                15.5 No Liability. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, the property of Tenant, or any inconvenience or annoyance occasioned by such damage, repair, reconstruction, or restoration, except for the rent abatement provided in Section 15.3 above.

        16.     Condemnation.

                16.1 Total Taking. If all or part of the Premises are taken under power of eminent domain, or sold under the threat of the exercise of said power, this Lease shall terminate as to the part so taken as of the date the condemning authority takes possession.

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
                16.2 Partial Taking. If more than 25% of the floor area of Premises is taken by condemnation or sold under the threat of the exercise of said power, Landlord or Tenant may, by written notice given to the other within ten (10) Business Days after notice of such taking, terminate this Lease as to the reminder of the Premises as of the date the condemning authority takes possession.

                16.3 Rent Abatement. If Landlord or Tenant does not so terminate, this Lease shall remain in effect as to such remainder, except that the Rent shall be reduced in the proportion that the rentable floor area taken bears to the original rentable total floor area. In the event that neither Landlord nor Tenant elects to terminate this Lease, Landlord's responsibility to restore the remainder of the Premises shall be limited to the amount of any condemnation award allocable to the Premises, as determined by Landlord.

                16.4 Award. Tenant may not participate or appear in the condemnation proceeding. Any award for the taking of all or part of the Premises under the power of eminent domain, including payment made under threat of the exercise of such power, shall be the property of Landlord, whether made as compensation for diminution in value of the leasehold or for the taking of the fee or as severance damages. Landlord shall have the sole right to grant early possession and use to the condemning authority prior to trial. Tenant waives any right to claim from Landlord or from the condemning authority any compensation for the value of the leasehold and Landlord shall be entitled to the entire award for the Premises, the Building and the Property and Tenant assigns any right it might have in such award to Landlord. Tenant shall not seek any recovery for the value of the leasehold nor shall it seek to introduce evidence as to the value of such leasehold in the condemnation action or in any equitable proceeding to allocate the condemnation award between the parties.

        Notwithstanding the foregoing, so long as Tenant does not violate any of its covenants under this Section and subject to the rights of Landlord's lender, Tenant shall be entitled to recover the unamortized cost of any tenant improvements, alterations and trade fixtures installed in the Premises by Tenant at its sole cost and expense. The unamortized cost shall be determined by reference to Tenant's financial records which have been prepared in accordance with generally accepted accounting principles. Tenant shall provide documentation of such costs and of the value of the tenant improvements, alterations and trade fixtures to Landlord upon request so that Landlord may include such items in its request for compensation from the condemning authority. If the total award is not sufficient to fully compensate Landlord and Tenant then Tenant's share of the award shall be equal to (i) the unamortized value of the items for which Tenant seeks compensation divided by (ii) the value of the items for which Landlord and Tenant seek compensation, which fraction shall be multiplied by (iii) the total amount of the award less all costs incurred by Landlord to obtain the award. Tenant shall also be entitled to such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right in a separate action for Tenant's moving expenses. Landlord shall not be liable to Tenant for the loss of the use of all or any part of the Premises taken by condemnation.

                16.5 Exclusive Control. Landlord shall have the exclusive authority to grant possession and use to the condemning authority and to negotiate and settle all issues of just compensation or, in the alternative, to conduct litigation concerning such issues; provided, however, that Landlord shall not enter into any settlement of any separate award that may be made to Tenant as described in Section 16.4 without Tenant's prior approval of such settlement, which approval shall not be unreasonably withheld.

        17.     Assignment and Subletting.

                17.1 Consent Required. Tenant shall not assign this Lease, or sublet the Premises or any part thereof, either by operation of law or otherwise, or permit any other party to occupy all or any part of the Premises (each of which is referred to herein as a "Transfer"), without first obtaining the written consent of Landlord which shall not be unreasonably withheld or delayed provided that Tenant satisfies all of the conditions of this Lease. Tenant may not enter into a Transfer at any time when Tenant is in default hereunder. This Lease shall not be assignable by operation of law. If Tenant intends to enter into a Transfer, Tenant shall give Landlord at least thirty
(30) days written notice of such intent. Tenant's notice shall set forth the effective date of such Transfer and shall be accompanied by (i) an exact copy of the proposed agreements between Tenant and the proposed transferee, (ii) complete financial information regarding the proposed transferee, and (iii) a description of the transferee's contemplated use of the Premises. If requested by Landlord, Tenant shall provide Landlord with (a) any additional information or documents reasonably requested by Landlord relating to the proposed Transfer or the transferee, and (b) an opportunity to meet and interview the proposed transferee. Any Transfer without Landlord's consent shall be a default hereunder and, in addition to any other right or remedies permitted hereunder shall be voidable by Landlord, at its sole election.

                17.2 Corporate Transfers. All of the following shall constitute Transfers subject to this Article 17: (x) if Tenant is a corporation that is not publicly traded on a nationally recognized reputable stock exchange, then any transfer of this Lease by merger, consolidation or liquidation, or any direct, indirect or cumulative change in the ownership of, or power to vote the majority of Tenant's outstanding voting stock, shall constitute a Transfer; (y) if Tenant is a partnership, then a change in general partners in, or voting or decision-making control of, the partnership shall constitute a Transfer; and (z) if Tenant is a limited liability company, then a change in voting or decision-making control of the limited liability company shall constitute a Transfer. Any change in ownership of Tenant's parent of the type described in
(x), (y) or (z) above shall also constitute a Transfer subject to this Article
17. These provisions shall apply to any single transaction or any series of related or unrelated transactions having the effect described.

                17.3 Permitted Transfers. Notwithstanding anything herein to the contrary, provided Tenant is not in default under this Lease at the time of such transaction, Landlord's consent under Section 17.1 or otherwise shall not be required for, and the provisions of Section 17.6 relating to division of excess rent between Landlord and Tenant shall not apply to, any proposed Transfer by Tenant under this Section 17 to any of the following (each of whom shall be a "Permitted Transferee"): (a) a wholly owned subsidiary of Tenant; (b) an entity with which or into which Tenant may merge whether or not the Tenant is the survivor of such merger; or (c) any entity that is controlled by, controls or is under common control with Tenant; provided, however, that any Permitted Transferee under this provision (or, the Permitted Transferee and Tenant on a consolidated basis if the Transfer is a sublease for less than all of the Premises for less than all of the Term) must have and maintain a Net Worth (as defined in Section 6.2 above) equal to or better than the greater of (i) the Net Worth of Tenant at the time of execution of this Lease, or (ii) the Net Worth of Tenant for the year prior to the Transfer. "Control" for purposes of this
Section 17 shall mean ownership of a majority voting interest in any such entity or the possession, directly or indirectly of the power to direct or cause the direction of the day-to-day management of the controlled entity. Tenant must provide Landlord with at least twenty (20) days prior written notice of any Transfer to a Permitted Transferee, together with such evidence as Landlord may reasonably request to establish that such Transfer is to a Permitted Transferee. The rights under this Section are personal to Eden Bioscience Corporation and may not be transferred or assigned to any other party other than a Permitted Transferee but a series of transfers to Permitted Transferees may not be used to evade the requirement for Landlord's consent under this Section 17.

                17.4    Intentionally Omitted.

                17.5 Consent. In deciding whether to consent to a proposed Transfer that requires Landlord's consent, Landlord may consider any factors that Landlord deems relevant, including but not limited to the following: (i) whether the use of the Premises by the proposed transferee would be a permitted use; (ii) whether the proposed transferee is of sound financial condition and has sufficient financial resources and business expertise, as reasonably determined by Landlord, to perform under this Lease; (iii) whether the proposed transferee's use could involve the storage, use, treatment or disposal of any Hazardous Materials not used by Tenant or in greater quantities than Tenant uses; and (iv) whether the proposed use or the proposed transferee could cause the violation of any covenant or agreement of Landlord to any third party. Landlord may condition its consent to any proposed Transfer on such reasonable conditions as Landlord may require including construction of any improvements reasonably deemed necessary or appropriate by Landlord by reason of the Transfer. Any improvements, additions, or alterations to the Building that are required by any law, ordinance, rule or regulation, or are reasonably deemed necessary or appropriate by Landlord as a result of any Transfer hereunder, shall be installed and provided by Tenant without cost or expense to Landlord. Failure by Landlord to approve a proposed Transfer shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

                17.6 Minimum Rental; Division of Excess Rent. In any Transfer of this Lease (other than a Transfer to a Permitted Transferee), Tenant shall seek to obtain from the transferee consideration reflecting the then-current fair market rent for the space subject to such Transfer. Any rent or other consideration realized by Tenant in connection with or as a result of any Transfer (other than a Transfer to a Permitted Transferee) in excess of the Base Monthly Rent payable hereunder, after first deducting all reasonable and customary costs actually incurred by Tenant to effect such Transfer (such as tenant improvements, brokerage fees, advertising costs and the like) shall be divided equally between Landlord and Tenant and Landlord's share shall be paid promptly to Landlord as Additional Rent; provided, however, that Landlord shall be entitled to receive the total rent and other consideration if a default (after any required notice and expiration of any applicable cure period) is outstanding under this Lease until such default is cured.

                17.7 Tenant Not Released. No Transfer by Tenant (including a Transfer to a Permitted Transferee) shall relieve Tenant of any obligation under this Lease and Tenant shall remain primarily liable hereunder. If the transferee defaults, Landlord may, without affecting any other rights of Landlord, proceed against Tenant or any transferee or any other person liable for Tenant's obligations hereunder. Any Transfer that conflicts with the provisions hereof shall be void. No consent by Landlord to any Transfer shall constitute a consent to any other Transfer nor shall it constitute a waiver of any of the provisions of this Article 17 as they apply to any future Transfers. Following any Transfer, the obligations for which the Tenant or subsequent transferor remains liable under this Lease shall include, without limitation, any obligations arising in connection with any amendments to this Lease executed by Landlord and the transferee, whether or not such amendments are made with knowledge or consent of the transferor; provided, however, that Landlord shall not extend the term of the Lease (except in connection with the Extension Options granted herein) without Tenant's consent.

                17.8 Written Agreement. Any Transfer must be in writing. With respect to any assignment, the transferee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation or other release of the transferor. With respect to any sublease, the subtenant shall agree in writing to comply with all of the obligations of Tenant under this Lease with respect to the use or occupancy of the space transferred and all insurance and indemnity provisions provided that no such agreement shall be deemed a novation or other release of the transferor. If this Lease is terminated, Landlord, at its option, may elect to either (a) terminate any or all existing subleases or
(b) have such termination operate as an assignment to Landlord of any or all existing subleases. Tenant shall provide to Landlord true and correct copies of the executed Transfer documents and any amendment thereto during the Term.

                17.9 Expenses. Landlord may hire outside consultants to review the Transfer documents and information. Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with any request for consent under this Section 17 (even if consent is denied or the request is withdrawn) and such reimbursement shall include the reasonable allocated cost of Landlord's or its management company's staff plus all out-of-pocket expenses, including reasonable attorneys' fees, on demand.

                17.10 No Restriction on Landlord. Without liability to Tenant, Landlord shall have the right to offer and to lease space to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, a Transfer.

                17.11 No Leasehold Financing. Tenant shall not encumber, pledge or mortgage the whole or any part of the Premises or this Lease, nor shall this Lease or any interest thereunder be assignable or transferable by operation of law or by any process or proceeding of any court or otherwise without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole discretion.

                17.12 Bankruptcy. If this Lease is assigned pursuant to the provisions of the Revised Bankruptcy Act, 11 U.S.C. Section 101, et seq., any and all consideration paid or payable in connection with such assignment shall be Landlord's exclusive property and paid or delivered to Landlord, and shall not constitute the property of Tenant or Tenant's estate in bankruptcy. Any person or entity to whom the Lease is assigned pursuant to the Revised Bankruptcy Act shall be deemed automatically to have assumed all of Tenant's obligations under this Lease.

                17.13 Sale by Landlord. In the event of any sale of the Building or Property, or any assignment of this Lease by Landlord, Landlord shall be relieved of all liability under this Lease arising out of any act, occurrence, or omission occurring after sale or assignment; and the purchaser or assignee at such sale or assignment or any subsequent sale or assignment of Lease, the Property, or Building, shall be deemed without any further agreement to have assumed all of the obligations of the Landlord under this Lease accruing after the date of such sale or assignment. Notwithstanding the foregoing, except in the event of a foreclosure or transfer in lieu of foreclosure, Landlord shall make good faith efforts to obtain from the purchaser or assignee a written assumption of Landlord's obligations under this Lease and shall deliver a copy of such document to Tenant upon request.

                17.14 Successors and Assigns. Subject to the provisions of this Section 17, this Lease shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

        18.     Default.

                18.1 The occurrence of any one or more of the following events shall constitute a material default and breach of the Lease by Tenant ("Default"):

                        18.1.1 vacation or abandonment of all or any portion of the Premises;

                        18.1.2 failure by Tenant to make any payment of Base Monthly Rent or Operating Expenses as and when due or failure by Tenant to make any other payment required hereunder within five (5) Business Days after notice that such payment is due;

                        18.1.3 failure by Tenant to observe or perform any of the covenants, conditions, or provisions of this Lease, other than the making of any payment, where such failure shall continue after twenty (20) days written notice from Landlord; provided, however, that if more than twenty (20) days are reasonably required to complete a cure, Tenant shall not be in default so long as it commences cure within such period and diligently pursues completion within a reasonable period of time thereafter;

                        18.1.4 the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant the same is dismissed within 30 days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease; (iv) the seizure by any department of any government or any officer thereof of the business or property of Tenant; and (v) adjudication that Tenant is bankrupt.

                        18.1.5 Failure to provide the Security Deposit or Letter of Credit as and when due or to increase the Security Deposit or Letter of Credit if required hereunder.

                        18.1.6 Failure to execute and return any estoppel certificate or subordination agreement required pursuant to this Lease within the time limits set forth herein, and such failure is not cured within five (5) business days after written notice of such failure.

                18.2 Tenant shall notify Landlord promptly of any Default by Tenant (or event or occurrence which, with the passage of time, the giving of notice, or both, would become a Default) that by its nature is not necessarily known to Landlord.

                18.3 Landlord shall be in default if it fails to observe or ' perform any of the covenants, conditions, or provisions of this Lease, where such failure shall continue after thirty (30) days written notice from Tenant; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within thirty (30) days after Tenant's notice and thereafter completes such performance diligently and within a reasonable time. Tenant shall copy Landlord's lender with any such notice of default if Tenant has been provided with the name and address of any such lender.

                18.4 In no event shall a default by Landlord under this Lease give rise to any right of Tenant to terminate this Lease. In no event shall a default by Landlord under this Lease give rise to any right of Tenant to withhold or offset the payment of Base Monthly Rent or

Additional Rent and such obligations shall continue unaffected in all events unless suspended or terminated pursuant to an express provision of this Lease.

        19.     Remedies in Default.

                19.1 Remedies. In the event of any Default by Tenant, Landlord may, at any time without waiving or limiting any other right or remedy, do any one or more of the following: (i) re-enter and take possession of the Premises, (ii) pursue any remedy allowed by law or equity, and/or (iii) terminate this Lease.

                19.2 Costs. Whether Landlord has elected to terminate this Lease or not, Tenant agrees to pay Landlord the cost of recovering possession of the Premises, the expenses of reletting, and any other costs or damages arising out of Tenant's Default including without limitation the costs of removing persons and property from the Premises, the costs of preparing or altering the Premises for reletting, broker's commissions, and attorneys' fees provided, however, that the costs of preparing or altering the Premises for reletting shall be amortized over the term of the new tenant's lease, and Tenant shall only be liable to Landlord for the portion of such amounts attributable to the period prior to the expiration of the Term.

                19.3 Reentry. No reentry or taking possession of the Premises by Landlord pursuant to this Section 19, or acceptance of Tenant's keys to or surrender of the Premises shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                19.4 Damages. Notwithstanding termination of this Lease and reentry by Landlord pursuant to Section 18, Landlord shall be entitled to recover from Tenant:

                19.4.1 The worth at the time of an award (including interest at the rate set forth in Section 33.8), of any unpaid rent which had been earned by Landlord prior to the time of termination; plus

                19.4.2 The worth at the time of an award (including interest at the rate set forth in Section 33.8), of the amount by which the unpaid rent which would have been earned after termination until the time of an award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; plus

                19.4.3 The worth at the time of an award of the amount by which the unpaid rent and additional rent for the balance of the term of this Lease (as extended, if at all prior to termination) exceeds the amount of such loss of rent and additional rent that Tenant proves could have been reasonably avoided (including interest at the rate set forth in Section 33.8 from the date of the award until paid). Such worth of the time of award shall be computed at the discount rate of the Federal Reserve Bank of San Francisco, or successor Federal Reserve Bank, on the date of termination; plus

                19.4.4 Any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

                19.5 No Termination of Lease. No act of Landlord other than a written declaration of termination of Lease shall serve to terminate this Lease. Notwithstanding any reentry or termination, the liability of Tenant for the Rent shall continue for the balance of the

Term, and Tenant shall make good to Landlord any deficiency arising from reletting the Premises at a lesser rent than the Rent provided for in this Lease. If Landlord reenters the Premises pursuant to this Section 19, and does not elect to terminate this Lease, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month during the remaining Term representing the difference between the Base Monthly Rent, and other charges which would have been paid in accordance with this Lease and the rental actually derived from the Premises by Landlord for such month. Separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which, at the commencement of any action, are then due and payable to Landlord under this Lease without waiting until the end of the Term of this Lease.

                19.6 Reletting. If this Lease is terminated, Landlord may at any time, and from time to time, relet the Premises in whole or in part either in its own name or as agent of Tenant for any period equal to or greater or less than the remainder of the then-current Term. All rentals received by Landlord from such reletting shall be applied first to the payment of any amounts other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of alterations and repairs; third, to the payment of Base Monthly Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due hereunder. Upon a reletting of the Premises, Landlord shall not be required to pay Tenant any sums received by the Landlord in excess of amounts payable in accordance with this Lease.

                19.7 Right of Landlord to Cure Defaults. If Tenant defaults under this Lease, Landlord may cure the default, at Tenant's expense, immediately and without notice in case of emergency threatening harm to persons or property, or in any other case only upon Tenant's failure to remedy such default within twenty (20) days after Landlord notifies Tenant in writing of such default or, if more than twenty (20) days are reasonably required to complete a cure, only if Tenant fails to commence cure within such period or to diligently pursue completion within a reasonable period of time thereafter. Tenant shall reimburse Landlord for any costs of the cure with interest pursuant to Section 33.8. Landlord shall have the same rights and remedies as for the nonpayment of sums due under this Section 19 as in the case of default by Tenant in the payment of Rent.

        20. Access. Tenant shall permit Landlord to enter the Premises at all reasonable times for the purpose of inspecting, altering, and repairing the Premises and the Building and ascertaining compliance with the provisions of this Lease by Tenant. The existence or exercise of such right of access shall not be construed as imposing any obligation on Landlord to inspect, discover or correct or repair any condition in the Premises or the Building. Landlord may also show the Premises to prospective lenders and purchasers at reasonable times during the Term and to tenants during the last twelve (12) months of the Term or at any time when Tenant is in Default, provided that (except in an emergency) Landlord shall comply with Tenant's normal security procedures, including signing-in before entering the Premises and wearing a badge provided by Tenant while on the Premises and shall not materially interfere with Tenant's business operation.

        21. Hold-Over Tenancy. If without execution of a new Lease or written extension Tenant shall hold over after the expiration or termination of the Term, with Landlord's written consent, Tenant shall be deemed to be occupying the Premises as a Tenant from month to month, which tenancy may be terminated as provided by law, unless the parties agree otherwise at the time of Landlord's consent. If Tenant shall hold over after expiration or termination of the Term without Landlord's written consent, the Base Monthly Rent payable shall be one hundred fifty percent (150%) of the Base Monthly Rent payable in the last month prior to expiration or termination of the Term, and Tenant shall continue to pay Additional Rent. During any such tenancy, Tenant shall continue to be bound by all of the terms, covenants, and conditions of this Lease, insofar as applicable.

        22. Compliance With Laws. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any applicable law, statute, ordinance, or governmental rule or regulation, including without limitation the Americans with Disabilities Act and all regulations related thereto, and the CC&R's and any other restrictive covenants and obligations created by private contracts which affect the use and operation of the Premises, Building, Common Areas or Business Park, now or hereafter in force ("Laws"). Landlord will not consent to any amendment of the CC&R's which materially restricts or prohibits the use of the Premises for the uses permitted herein without Tenant's prior written consent which shall not be unreasonably withheld, conditioned or delayed. Tenant shall at its sole cost and expense promptly comply with all Laws and with the requirements of any board of fire insurance underwriters, Insurance Service Office, or other similar bodies now or hereafter constituted, relating to, or affecting the use or occupancy of the Premises; provided, however, Tenant shall not be required to cure any existing violation of Laws unless cure is required as a condition to Tenant's use of the Premises or because of any alterations that Tenant desires to make to the Premises. The judgment of any court of competent jurisdiction, whether Landlord be a party thereto or not, that Tenant has violated any Laws, shall be conclusive of the fact as between Landlord and Tenant.

        23. Rules and Regulations. Tenant shall faithfully observe and comply with any reasonable rules and regulations that Landlord shall from time to time promulgate including but not limited to the rules attached hereto as Exhibit D. Landlord reserves the right from time to time to make all reasonable modifications to such rules and regulations. Additions and modifications to rules and regulations shall be binding on Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any rules or regulations by any other person.

        24. Parking. To the extent permitted by the CC&Rs and other documents presently recorded against the Property, Tenant shall have the exclusive right to use of all parking spaces located on the Property during the Term without charge. Such use by Tenant shall comply with all Laws and shall be subject to any reasonable rules and regulations that may be established by Landlord and any rules and regulations established pursuant to the CC&Rs for such parking facilities from time to time.

        25. Estoppel Certificates. Tenant shall execute, within ten (10) days following Landlord's request a certificate in such form as may be required by Landlord or a prospective purchaser, mortgagee or trust deed beneficiary, or Landlord's successor after a sale or foreclosure, certifying:
(i) the Commencement Date of this Lease, (ii) that the Lease is unmodified and in full force and effect, (or if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) that to the best of Tenant's knowledge, there have been no defaults under this Lease by either Landlord or Tenant except as specified in Tenant's statement, (iv) the dates to which the Base Monthly Rent, Additional Rent and other charges have been paid, and (v) any other information reasonably requested by the requesting party. Such certificate may be relied upon by Landlord and/or such other requesting party. Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except to the extent represented by Landlord, that there are no uncured defaults in Landlord's performance under this Lease, and that not more than one month's Rent has been paid in advance. Tenant's failure to deliver said statement within ten (10) days of request shall constitute a default.

        Landlord shall execute, within ten (10) days following Tenant's request a certificate stating: (i) the Commencement Date of this Lease, (ii) that the Lease is unmodified and in full force and effect, (or if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); and (iii) the dates to which the Base Monthly Rent, Additional Rent and other charges have been paid.

        26. Subordination. Tenant agrees that this Lease shall be subordinate to the lien of any mortgage, deeds of trust or ground leases now or hereafter placed against the Property or Building, and to all renewals and modifications, supplements, consolidations, and extensions thereof. Notwithstanding the foregoing, Landlord reserves the right however, to subordinate or cause to be subordinated any such mortgage, deed of trust or ground lease to this Lease. Upon a foreclosure or conveyance in lieu of foreclosure under such mortgage or deed of trust, or a termination of such ground lease, and a demand by Landlord's successor, Tenant shall attorn to and recognize such successor as Landlord under this Lease. Tenant shall execute and deliver on request and in the form requested by Landlord, any instruments reasonably necessary or appropriate to evidence, effect or confirm such subordination provided that such agreement (i) shall provide Tenant's rights under the Lease shall not be disturbed so long as Tenant is not in default under the Lease beyond applicable notice and cure periods, (ii) shall not materially modify the Lease in any respect, (iii) shall not materially increase Tenant's obligations or decrease Tenant's rights under the Lease. Should Tenant fail to sign and return any such documents that comply with this Section or to provide specific written objections to such documents stating in particular how the documents fail to comply with this Lease within ten (10) days of request, Tenant shall be in default.

        27. Surrender; Removal of Property. Tenant shall surrender the Premises to Landlord upon the expiration or sooner termination of this Lease, in the same condition as when received, excluding ordinary wear and tear, the effect of any taking by condemnation, and casualty damage that is not required to be restored hereunder. On or before the expiration or termination of this Lease, Tenant shall: (i) remove from the Premises all of its personal property, including any furniture, fixtures, equipment and signage; (ii) remove from the Premises any improvements or alterations installed by Tenant including all fixtures, cabling and wiring, and (iii) restore the Premises to a clean, capped and in good order shell condition compatible with general office use. Upon expiration or termination of this Lease, any and all damage done to the Premises as a result of Tenant's removal of any of the foregoing items shall be repaired and the Premises restored, at Tenant's expense. In the event Tenant fails to remove any of the foregoing items or to repair any damage occurring during such removal, Landlord shall be entitled to remove any of the foregoing items and to make such repairs, at Tenant's expense, and shall further be entitled to draw upon the Security Deposit. Landlord shall not be required to return any portion of the Security Deposit until Tenant's obligations with respect to removal and restoration have been satisfied and Tenant shall be considered a hold-over tenant until such work is completed. All property of Tenant remaining on the Premises after reentry or termination of this Lease shall conclusively be deemed abandoned and may be removed by Landlord. Landlord may store such property of Tenant in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of the owner thereof, with the right to sell such stored property of Tenant without notice to Tenant. The proceeds of such sale shall be applied first to the cost of such sale, second to the payment of the cost of removal and storage, if any, and third to the payment of any other amounts that may then be due from Tenant to Landlord under this Lease, and any balance shall be paid to Tenant.

        28. Personal Property Taxes. Tenant shall pay prior to delinquency all personal property taxes payable with respect to all property of Tenant located on the Premises or the Building and promptly upon request of Landlord shall provide satisfactory evidence of such payment. "Personal property taxes" under this Section 28 shall include all property taxes assessed against the property of Tenant, whether assessed as real or personal property.

        29. Notices. All notices under this Lease shall be in writing. Notices shall be effective (i) three (3) days after the date of mailing by certified mail, return receipt requested, or (ii) when personally delivered, in each case to the notice address(es) of the receiving party set forth in Section
1. Either party may change its address(es) for notices by notice to the other from time to time. Any notice changing the address for rent payments shall be effective only for rent payments due more than three (3) days after the effective date of such notice.

        30. Condition of Premises. By taking possession of the Premises, Tenant accepts the Premises as being in good, sanitary order, condition and repair, and further accepts all aspects of the Premises, Building, Property and Business Park in their present condition, AS IS, including latent defects, without any representations or warranties, express or implied, from Landlord.

        31.     Hazardous Materials.

                31.1 Restriction on Use. Tenant and Tenant's officers, contractors, subcontractors, licensees, agents, servants, employees, guests, invitees or visitors, or any assignee or sublessee or other person for whom Tenant would otherwise be liable (individually, a "Tenant Party" and collectively, "Tenant Parties") shall comply with all Environmental Laws (as defined below) in connection with Tenant's or Tenant Parties use, production, storage or disposal of any Hazardous Materials (as defined below) on, under or about the Premises. The foregoing sentence is not intended to impose any contractual liability on the Tenant Parties for Tenant's obligations under this Lease. Tenant hereby represents, warrants, covenants and agrees that all operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, by Tenant or any Tenant Party of the Premises or any portion thereof, shall be in all material respects in compliance with all state, federal and local laws and regulations governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials. Neither Tenant nor any Tenant Party shall use or dispose of any Hazardous Materials in or on the Premises, the Building, the Project, or any adjacent property, or in any improvements thereto, except for such Hazardous Materials as are essential to the operation of Tenant's and Tenant Parties' business and reported to Landlord not less often than annually, and then only in accordance with all applicable laws and regulation. Tenant shall, and shall ensure that all Tenant Parties shall, at all times comply with Environmental Laws and best industry standard research, medical and safety practices in connection with the use, handling, production storage or disposal of any Hazardous Material, including, but not limited, to any Medical Products (as defined below), at Tenant's sole expense. Tenant shall not without first obtaining Landlord's prior written approval, generate, release, store, deposit, transport, or dispose of (collectively "Release") any hazardous substances, sewage, petroleum products, hazardous materials, toxic substances or any pollutants or substances, defined as hazardous or toxic in applicable federal, state and local laws and regulations ("Hazardous Substances") in, on or about the Premises. In the event, and only in the event, Landlord approves such Release of Hazardous Substances on the Premises, such Release shall occur safely and in compliance with all applicable federal, state, and local laws and regulations.

                        31.1.1 As used herein, the term "Hazardous Materials" means any chemical, compound, substance, material, controlled substance, object, condition, waste, living organism or part thereof (including genetic materials), virus or combination or modification thereof which is or may be hazardous to human health or safety or to the environment (whether potentially injurious to persons and property and whether potentially injurious by themselves or in combination with other materials) due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed in the United States Department of Transportation Hazardous Materials Table [49 C.F.R. Section 172.101], as amended from time to time, or listed, defined or regulated in any manner by any Environmental Law.

                        31.1.2 As used herein, the term "Environmental Laws" means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future relating to the environment or to any Hazardous Material (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), the Washington Model Toxics Control Act (Ch. 70.105D RCW) and the Washington Hazardous Waste Management Act (Ch. 70.105 RCW) which are or become applicable to Tenant or the Premises.

                        31.1.3 As used herein, the term "Medical Products" means all regulated substances, chemicals, compounds, drugs, blood, tissue, organs, serums, organisms or part thereof (including genetic materials), viruses, waste and other materials related thereto and used in connection with medical treatment, laboratory analysis, production or analysis of drugs, or other biomedical research.

                        31.1.4 As used herein, the term "Environmental Condition" means any release or spill of any Hazardous Materials into the environment, including surface water, groundwater, drinking water supply, sewer or storm water drain, land, soil, surface or subsurface strata or the ambient air, where such release or spill is potentially in violation of Environmental Laws or is required to be reported to the Washington State Department of Ecology or other appropriate governmental authority.


                31.2 Air Quality. Tenant and Tenant Parties shall design and construct their Tenant Improvements, including any upgraded HVAC and plumbing systems, using best available commonly used industry technique designed to ensure that Tenant's and Tenant Parties' Hazardous Materials do not compromise the air quality outside the Premises or in any space occupied by other tenants (including Tenant's subtenants) or allow the possibility of water system back-up into the Building or otherwise migrate to any adjacent space occupied by any other tenant. In particular, Tenant shall use, and shall require Tenant Parties to use best-available, commonly used industry techniques to prevent air mixing from areas of potential contamination into other areas of the Building. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, expenses, liabilities, penalties or costs arising directly or indirectly from Tenant's or Tenant Parties' failure to isolate building systems or to cause an Environmental Condition in areas of the Project outside the Premises as a result of its design or construction of the Tenant Improvements.

                31.3 Reporting. Tenant shall deliver (or cause Tenant Parties to deliver) to Landlord (a) prior to Lease execution, and (b) once each year on or before January 1st during the Term, a list specifying the type and quantity of all Hazardous Materials used or stored by Tenant or Tenant Parties on the Premises together with copies of all permits, licenses and approvals required in connection with the use or storage of such materials, together with Tenant's and Tenant Parties' Hazardous Materials data safety sheets and any other documentation with respect to Tenant's and Tenant Parties' usage, storage, and disposal of Hazardous Materials that are required by the City of Bothell Fire Department. Notwithstanding the foregoing, Tenant shall respond, and shall cause Tenant Parties to respond to any written request by Landlord for confirmation whether there has been a significant increase, as evaluated in Tenant's reasonable judgment, in the quantity of Hazardous Materials or change in the type of Hazardous Materials utilized by Tenant or Tenant Parties, provided that such request shall not be made more than once per calendar quarter. Tenant will provide additional documents or information with respect to its and Tenant Parties' Hazardous Materials within a reasonable period of time after receipt of a specific written request from Landlord. Tenant shall promptly notify Landlord in writing of (i) any notices of violation or potential or alleged violation of any Environmental Law which are received by Tenant from any governmental agency or any Tenant Party; (ii) any and all inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to the Premises; and (iii) all claims made or threatened by any third-party against Tenant or a Tenant Party or the Premises relating to any Hazardous Materials used by Tenant or a Tenant Party at the Premises. If any Environmental Condition occurs that is or may be a result of Tenant's or any Tenant Party's actions during the Initial or Extended Term, or if Tenant or any Tenant Party has disposed of or caused a release of Hazardous Materials at, on or about the Project other than in accordance with Environmental Laws, Tenant shall promptly prepare or cause the Tenant Party to prepare a remediation plan for Landlord's review and approval, which shall not be unreasonably withheld, provided, however, that Landlord shall not require any remediation in excess of or to higher standards than would be mandated by applicable Environmental Laws. Tenant's obligation to remediate any Environmental Condition shall not be contingent on an enforcement action by any governmental authority and shall be independent of any governmentally mandated remediation. If Landlord approves the plan, then Tenant shall execute or cause the Tenant Party to execute the remediation plan at Tenant's sole cost and expense (subject to such reimbursement as Tenant may obtain from a Tenant Party). If the remediation plan is not reasonably acceptable to Landlord or if Tenant fails to execute or cause execution of the remediation plan within a reasonable period of time, then, at Landlord's option, Tenant shall reimburse Landlord, upon demand, for the cost to Landlord of performing rectifying work provided that such work is not in excess of or to higher standards than would be mandated by applicable Environmental Laws. The reimbursement shall be paid to Landlord in advance of Landlord's performing such work, based upon Landlord's reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall within thirty (30) days after Landlord bills Tenant therefor or Landlord shall within thirty (30) days refund to Tenant any excess deposit, as the case may be. To the extent reasonably requested by Landlord, Tenant shall furnish Landlord with detailed reports concerning any Environmental Condition which occurs on the Premises during the Term.

                31.4 Inspection. After notice to Tenant and a reasonable opportunity for Tenant to effect such compliance, Landlord may, but shall not be obligated to, enter upon the

Premises (including subleased Premises) and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises. However, Landlord shall not be obligated to give Tenant notice and an opportunity to effect compliance if (i) such delay might result in material adverse harm to Landlord, the Premises, the Building or the Project; (ii) Tenant has already had actual knowledge of the situation and a reasonable opportunity to effect compliance, or (iii) Landlord reasonably believes that an emergency exists. Landlord shall use good faith efforts to comply with Tenant's reasonable requirements with respect to security to the extent such requirements have been provided to Landlord in advance. Whether or not Tenant has actual knowledge of the release of Hazardous Materials on the Premises, the Building, or the Project as the result of Tenant's or Tenant Parties' use of the Premises, the Building or the Project, Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord relating to such Hazardous Materials or in connection with such compliance activities. Tenant shall notify Landlord immediately of any release of any Hazardous Materials on the Premises in violation of any Environmental Law of which Tenant is aware.

                31.5 Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord against any and all losses, liabilities, suits, obligations, fines, damages (including diminution in the value of the Premises or Building, loss or restrictions on use of space in the Building or Project, and sums paid in settlement of claims), judgments, penalties, claims, charges, cleanup costs, remedial actions, costs and expenses (including, without limitation, attorneys' and other professional fees and disbursements) that may be imposed on, incurred or paid by, or asserted against Landlord, the Premises, the Building, or the Project by reason of, or in connection with (i) any misrepresentation, breach of warranty or other default by Tenant or any Tenant Party under this Section, or
(ii) the acts or omissions of Tenant or any Tenant Party resulting in the release of any Hazardous Materials. All of Tenant's obligations and liabilities under this Section shall survive expiration or other termination of this Lease and shall be separately enforceable by Landlord. This indemnification is intended to constitute an indemnity agreement within the meaning of Section 9607(e)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9607(e)(i)). Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant thereto.

                31.6 Decontamination. Upon expiration or early termination of this Lease, Tenant shall at its sole cost and expense undertake and complete a thorough wash and decontamination of those portions of the Premises that have or may have been exposed to Hazardous Materials, including but not limited to scrubbing of all surfaces, equipment, cabinets, fixtures and flume hood external surfaces in the Premises, in order to remove all residues of Hazardous Materials (including chemicals and biological material). Upon completion of such wash and decontamination, Tenant shall cause, at its sole cost and expense, a reputable environmental engineering company to perform an environmental inspection of the Premises and prepare a written report for delivery to Landlord and Tenant no later than thirty (30) days after Lease expiration or early termination, certifying that the Premises are free from all Hazardous Materials.

                31.7 Monitoring. At its option, Landlord may once in each Lease year, and more frequently if Landlord has reasonable cause to believe that a violation of Environmental Law or this Section 31 is occurring, monitor Tenant's and Tenant Parties' compliance with the requirements set forth in this Section, including without limitation obtaining an environmental assessment of the Premises from a qualified environmental engineering company of Landlord's selection which has demonstrated industry related experience, the cost of which shall be paid by Landlord unless such assessment shows a material failure by Tenant or Tenant Parties to comply with the requirements of this Section, in which case the cost shall be paid by Tenant. Any such environmental assessment shall be performed at a reasonable time mutually acceptable to Landlord and Tenant (and coordinated with Tenant Parties). Landlord shall provide a copy of any written assessment to Tenant and, Tenant shall comply (and cause Tenant Parties to comply), at Tenant's cost and expense (provided that Tenant may seek to have Tenant Parties bear costs so long as the work is done), with any industry-standard recommendations contained in any such environmental assessment that Landlord may reasonably require including without limitation, any recommended precautions which should be taken with respect to Tenant's or Tenant Parties' activities on the Premises.

                31.8 Survival. The provisions of this Section 31 shall survive the expiration or termination of this Lease with respect to any occurrences during the Term.

        32. Signs. Tenant shall not place upon or install in windows or other openings or exterior sides of doors or walls of the Premises any symbols, drapes, or other materials without the written consent of Landlord. Tenant shall observe and comply with the requirements of all Laws. Tenant shall have the right to install identifying signage on the Building and the monument sign comparable to the signage on the Building and monument sign for Catapult, Inc., provided that such signage is permitted under applicable laws. Landlord shall have the right to review and approve Tenant's proposed signage which shall be included in Tenant's Plans pursuant to Exhibit C.

        33.     General Provisions.

                33.1 Attorneys' Fees. In the event Landlord reasonably requires the services of any attorney in connection with any default or violation by Tenant of the terms of this Lease or the exercise by Landlord of its remedies for any default by Tenant under this lease, or a request by Tenant for Landlord's waiver of any terms of this Lease or extension of time to perform or pay any obligation of Tenant under this Lease, Tenant shall promptly on demand reimburse Landlord for its reasonable attorneys' fees incurred in such instance. In the event of any litigation, arbitration or other proceeding (including proceedings in bankruptcy and probate and on appeal) brought to enforce or interpret or other wise arising under this Lease, the substantially prevailing party therein shall be entitled to the award of its reasonable attorneys' fees, witness fees, and court costs incurred therein and in preparation therefor.

                33.2 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Washington. Any suit arising from or relating to this Lease shall be brought in the county in which the Premises are located, and the parties hereto waive the right to be sued elsewhere.

                33.3 Cumulative Remedies. No remedy or election under this Lease shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

                33.4 Exhibits; Addenda. Exhibits and Addenda, if any, affixed to this Lease are a part of and incorporated into this Lease.

                33.5 Interpretation. This Lease has been submitted to the scrutiny of all parties hereto and their counsel, if desired, and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel. Tenant acknowledges that it has had an opportunity to be represented by legal counsel during the course of such negotiations.

                33.6 Joint Obligation. If there is more than one Tenant under this Lease, the obligations hereunder imposed upon Tenants shall be joint and several.

                33.7 Keys. Upon expiration or termination of this Lease, Tenant shall surrender all keys to the Premises to Landlord at the place then fixed for payment of Rent and shall inform Landlord of all combination looks, safes, and vaults, if any, in the Premises.

                33.8 Late Charges; Interest. Late payment by Tenant to Landlord of Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be difficult and impractical to ascertain. Such costs include without limitation processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, Tenant shall pay to Landlord as Additional Rent a late charge equal to the greater of One Hundred Fifty ($150) or five percent (5%) of such installment as liquidated damages for such late payment, other than for time value damages. Waiver of said late charge with respect to any installment or sum shall not be deemed to constitute a waiver with respect to any subsequent late charge which may accrue. Payment of the Rent via Tenant's delivery of a check returned for "Insufficient Funds" shall constitute the delinquent payment of Rent and shall be subject to the late charge and interest provisions of this Section. In addition, any Rent or other sums due under this Lease to Landlord that is not paid when due shall bear interest at the rate of fifteen (15%) per annum or the maximum amount permitted by law if less, calculated from the date due or expended until the date of payment. The existence or payment of charges and interest under this Section shall not cure or limit Landlord's remedies for any Default under this Lease.

                33.9 Light, Air, and View. Landlord does not guarantee the continued present status of light, air, or view in, to or from the Premises.

                33.10 Name. Tenant shall not use the name of the Building or Business Park for any purpose other than as an address of the business conducted by the Tenant in the Premises.

                33.11 Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreements of understandings pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

                33.12 Recordation. Landlord and Tenant shall execute and record a short form memorandum of this Lease on Tenant's request only after Tenant has taken possession of the Premises. Simultaneously with the execution of such memorandum, Tenant shall sign and deliver to Landlord a quit claim deed which Landlord may record when this Lease expires or terminates. Tenant shall execute any further documentation necessary to remove this Lease from the public records upon request and shall indemnify and hold harmless Landlord from any loss, damage, cost or expense related to or arising out of the recordation of such memorandum. Landlord understands that Tenant will have to file a copy of this Lease with the Securities

Exchange Commission and that the entire Lease may become publicly available. Except as set forth above, Tenant shall treat the contents of this Lease as confidential information and shall not disclose the terms and conditions hereof to other parties; provided, however, Tenant may disclose portions of the Lease to its officers, directors, employees, attorneys, architects, accountants, and other consultants and advisors to the extent such persons need to know such information provided such parties are first informed of the confidential nature of such information and each such party agrees to treat the information as confidential. In addition, the contents of this Lease may be divulged by Tenant to the extent, but only to the extent, required by law or in any administrative or judicial proceeding in which Tenant is required to divulge such information, however Tenant shall notify Landlord prior to making such disclosure. Tenant shall be responsible for any disclosure of this Lease in violation of the terms of this Section made by any person who received this Lease or learns of its terms and conditions, directly or indirectly, from Tenant.

                33.13 Liability. Tenant recognizes that Landlord is a limited partnership. Tenant expressly agrees, anything herein to the contrary notwithstanding, that each and all of the representations and agreements made by Landlord are intended to bind only the Premises, the Building and the Property. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforced against, any of the managers, shareholders, partners, directors, officers, employees or agents of Landlord on account of any agreements of Landlord contained in this Lease and Tenant expressly waives any right to proceed against the partners or the officers, directors, or shareholders of any partner in Landlord, except to the extent necessary to subject the assets of such partnership to such claim. If Landlord fails to perform any obligation of Landlord under this Lease and as a result Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied against the right, title and interest of Landlord in the Property.

                33.14 Severability. That any provision of this Lease is invalid, void, or illegal shall in no way affect impair, or invalidate any other provision of this Lease and such other provision shall remain in full force and effect.

                33.15 Time. Time is of the essence of this Lease and each of its provisions.

                33.16 Waiver. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by such party's duly authorized representatives. The waiver by either party of any provision of this Lease shall not be deemed to be a waiver of such provision or any other provision, in any subsequent instance. The acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding default or breach by Tenant under this Lease, whether known or unknown to Landlord, other than the failure of the Tenant to pay the particular Rent so accepted.

                33.17 No Waste. Tenant shall not commit or suffer to be committed any waste, damage or nuisance in or upon the Premises.

                33.18 Quiet Enjoyment. Provided Tenant observes its obligations under this Lease, its quiet enjoyment of the Premises throughout the Term shall not be disturbed.

                33.19 Construction. Words and phrases used in the singular ' shall be deemed to include the plural and vice versa. When the word "including" is used in this Lease, it shall mean "including, but not limited to." Whenever words such as "herein," "hereunder," etc., are used in this Lease, they shall mean and refer to this Lease in its entirety and not to any specific section, paragraph or other part of this Lease. The word "person" includes any natural person, corporation, firm, partnership, limited partnership, limited liability company, trust, estate, unincorporated organization, or other legal or business entity, however designated or constituted. "Business day" means days when national banks are open in Seattle, Washington. The caption of each section of this Lease is for convenience of reference only, and in no way defines, limits or describes the scope or intent of such section.

                33.20 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by either party, said party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to ("force majeure"): strikes, riots, acts of God, delay caused by the failure of a governmental agency to issue a building or occupancy permit despite diligent pursuit thereof, shortages of labor or materials because of priority or similar regulations or order of any governmental or regulatory body, war, or any other causes of any kind which are beyond the reasonable control of said party. Lack of funds or inability to obtain financing shall not be an event of force majeure.

        34. Rooftop Equipment. Landlord shall permit Tenant to install and maintain at Tenant's sole expense communications equipment to be used solely for communications from or to Tenant ("Communications Equipment") and HVAC equipment serving the Premises on the roof of the Building in locations acceptable to Landlord and in strict compliance with all applicable governmental laws and regulations and Landlord's roof warranty. Landlord will not install any communications equipment on the roof without Tenant's consent which shall not be unreasonably withheld. The Communications Equipment may not be leased or hired out to any third parties and shall not be used for commercial purposes unrelated to Tenant's business conducted in the Premises. Landlord makes no warranties or representations to Tenant as to the permissibility of any Communications Equipment on the Building under applicable law. Tenant must remove the Communications Equipment (including any related cabling or wiring) upon the expiration or earlier termination of this Lease. Tenant shall be required to obtain all governmental permits, consents or authorizations necessary for the erection and operation of the Communications Equipment and rooftop HVAC equipment. If installation of the Communications Equipment and rooftop HVAC equipment requires any roof penetrations, Tenant shall use a contractor approved by Landlord and shall cause such work to be done in a manner that will preserve any roof warranty held by Landlord. The nature, design and specifications of any rooftop HVAC equipment to be subject to Landlord's reasonable approval which shall not be unreasonably withheld or delayed. Tenant's insurance and indemnification obligations shall apply to any rooftop installations made by Tenant and any activities of Tenant in relation thereto.

        Tenant's installation and use of the Communications Equipment may not in any way materially interfere with the systems of the Building or the quiet enjoyment of other tenants of the Building. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove the Communications Equipment including any related cabling or wiring (and if Landlord so directs, the rooftop HVAC equipment installed by Tenant and any related duct work or wiring) and restore the Building to a condition comparable to its condition immediately prior to the installation of such equipment ordinary wear and tear, and damage by casualty not caused by Tenant, its agents, employees, contractors or invitees, excepted. If installation, maintenance, use, or removal of any equipment on the rooftop causes any damage to the roof or roof membrane or any other portion of the Building, then Tenant shall be solely responsible for such damage and shall ensure that the remaining useful life of the roof is the same as it would have been but for the penetrations.

        35. Authority. Each individual executing this Lease on behalf of Landlord and Tenant represents and warrants that (s)he is duly authorized by all necessary action of the partners of Landlord, or the board directors of Tenant, as the case may be, to execute and deliver this Lease, and that this Lease is binding upon Landlord or Tenant, as the case may be, in accordance with its terms.

        36. Financial Statements. Tenant shall furnish to Landlord on a quarterly basis, within forty-five (45) days after the end of each fiscal quarter, Tenant's most recent financial statements, including at a minimum a balance sheet, income statement and statement of changes in financial condition, and statement of cash flows, or the equivalent including all notes thereto. Such statements shall be unaudited and in the form furnished to the SEC and/or to Tenant's shareholders or other owners. In addition, Tenant shall furnish to Landlord on an annual basis, within ninety (90) days after the end of each fiscal year or at such earlier time as provided to the SEC, Tenant's most recent audited financial statements, including at a minimum a balance sheet, income statement and statement of changes in financial condition, and statement of cash flows, or the equivalent, including all notes thereto.

        37. Commissions. Landlord shall pay the following commissions: (a) two and one-half percent (2.5%) of the gross lease consideration from the Commencement Date through April 30, 2005, shall be paid to the Broderick Group,
(b) two and one-half percent (2.5%) of the gross lease consideration from May 1, 2005, through December 31, 2010, shall be divided equally between The Broderick Group and CenturyPacific, L.P. Each party represents and warrants to the other that it has not had dealings with any real estate broker, agent or salesperson, other than the Brokers identified in Section 1 of this Lease, if any, with respect to this Lease that would cause the other party to have any liability for any commissions or other compensation to such broker, agent or salesperson, and that no such broker, agent or salesperson has asserted any claim or right to any such commission or other compensation. Such representing party shall defend and indemnify the other party and hold the other party harmless from and against any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees) whatsoever that may arise out of the breach of such representation and warranty. Landlord shall make separate payment on behalf of Grubb & Ellis and Landlord's indemnity shall include any claim for a commission by Grubb & Ellis.

        EXECUTED the day and year above written.

                                           LANDLORD:
                                           --------

                                           DITTY PROPERTIES LIMITED PARTNERSHIP


                                           By     /s/ Kirk Mathewson
                                              ------------------------------
                                              Its PRESIDENT, GENERAL PARTNER
                                                  --------------------------


                                           TENANT:
                                           ------

                                           EDEN BIOSCIENCE CORPORATION


                                           By     /s/ J. Butler
                                              ------------------------------
                                              Its PRESIDENT & CEO
                                                  --------------------------

STATE OF WASHINGTON                 )
                                    ) ss.
COUNTY OF KING                      )

        On this 25TH of January, 2001, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared Kirk Mathewson to me known to be the PRESIDENT, GENERAL MANAGER of DITTY PROPERTIES LIMITED PARTNERSHIP, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said corporation.

        WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

                            Name  /s/ S.C. Mathewson
                                  ------------------------------
                                  NOTARY PUBLIC and for the State of Washington, residing at King County
                                  My commission expires  11/20/093

STATE OF WASHINGTON                 )
                                    ) ss.
COUNTY OF KING                      )
              ----------------------

        On this 12TH day of January, 2001, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared Jerry Butler to me known to be the CEO of EDEN BIOSCIENCE CORPORATION, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said corporation.

        WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

                            Name  /s/ Linda J. Edam
                                  ------------------------------
                                  NOTARY PUBLIC and for the State of Washington, residing at Kirkland, WA
                                  My commission expires 5/1/01

                                   EXHIBIT A-1

                                  THE BUILDING



                                     A-1-1

                                   EXHIBIT A-2

                              PROPERTY DESCRIPTION

               Lot 11, according to the plat of Quadrant Monte Villa Center, Snohomish County Recording No. 9212225003.

               Situated in the City of Bothell, County of Snohomish,
               Washington.


                                      A-2-1

                                   EXHIBIT A-3

                            BUSINESS PARK DESCRIPTION

               The entirety of the plat of Quadrant Monte Villa Center, recorded in Volume 54 of Plats, Pages 165-169, inclusive, records of Snohomish County, Washington under Auditor's file No. 9212225003.



                                     A-3-1

                                    EXHIBIT B

                            FORM OF LETTER OF CREDIT

                                [BANK LETTERHEAD]

                                 ________, 2001

                        Letter of Credit Number _________

APPLICANT:
----------
[Tenant's name and address]


BENEFICIARY:
-----------
Ditty Properties

-----------------
Bellevue, WA  98004

AMOUNT: USD $1,250,000.00
------

EXPIRATION DATE:      December 31, 2001
---------------


Gentlemen:

        We hereby issue our Irrevocable Standby Letter of Credit Number ________ in your favor available in one or multiple drawings by your draft in the form of Annex I attached hereto, drawn at sight on us and signed by a purported officer of your partnership, and accompanied by a certificate in the form of Annex II attached hereto.

        Amounts drawn under this Standby Letter of Credit may not exceed, in the aggregate, ONE MILLION TWO HUNDRED FIFTY THOUSAND U.S. Dollars (USD $1,250,000). Partial drawings and multiple drawings may be made under this Letter of Credit, provided that each such drawing that is paid by us shall reduce the amount available under this Letter of Credit.

        This Letter of Credit shall be deemed automatically extended without amendment for one year periods from the present Expiration Date hereof, with a final Expiration Date of December 31, 2010, [NOTE THE LETTER OF CREDIT WILL HAVE TO BE RENEWED AND HAVE A NEW EXPIRATION DATE DURING RENEWAL PERIODS] unless at least thirty (30) days prior to any such Expiration Date we shall notify the Beneficiary in writing (by certified mail or nationally-recognized courier service at the above-listed address) that we elect not to renew this Letter of Credit for such additional period. Upon receipt of such notice, the Beneficiary may draw hereunder as provided in the opening paragraph of this Letter of Credit.

        We hereby engage with you that if the drawing in respect of payment is presented to us for payment at this office currently located at ______________________________Seattle, Washington, on or before the expiration date of this Standby Letter of Credit, on a Business Day (being a day in Seattle which is not a Saturday or Sunday, or a day on which banking institutions are authorized or required to close), at or before 8:30 a.m. (Seattle Time) and provided that such drawing and the draft presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made to you of the amount specified, in immediately available funds, at or before 11:00 a.m. (Seattle Time), on the same day. If a drawing with respect to payment is made by you hereunder after 8:30 a.m. (Seattle Time) and, provided that such drawing and the draft presented in connection therewith strictly conform to the terms and conditions hereof, payment shall be made to you of the amount specified, in immediately available funds, at or before 11:00 a.m. (Seattle
Time) on the next succeeding Business Day.

        This Standby Letter of Credit is transferable in its entirety provided that our standard transfer form is duly executed and returned to us with the original Standby Letter of Credit for endorsement.

        This Standby Letter of Credit is subject to the "Uniform Customs & Practices for Documentary Credits" (1993 Revision), International Chamber of Commerce, Publication No. 500, (the "UCP"). As to matters not covered by the UCP, this Standby Letter of Credit shall be governed by and construed in accordance with the laws of the State of Washington and U.S. Federal law.

                                    Sincerely,

                                    [Issuing Bank]

Attachments:
-----------
        Annex I
        Annex II

                                     ANNEX I

                                      DRAFT

        Pay to the order of DITTY PROPERTIES. the sum of _____________________ U.S. Dollars (USD $ ________).

        Drawn under _____________________Bank, Standby Letter of Credit Number __________ dated _________, 20___.

                                            DITTY PROPERTIES



                                       By
                                          --------------------------------------
                                       Its
                                          --------------------------------------

                                    ANNEX II

                                   CERTIFICATE

        Landlord hereby certifies:

                (a) that Tenant has failed to secure and deliver to Landlord the replacement Letter of Credit in strict compliance with the terms of the Lease; or

                (b) that Landlord has received notice from [ISSUING BANK] that the Letter of Credit will not be extended beyond its current Expiration Date; or

                (c) that Tenant is in default under the terms and conditions of the Lease.

                                            DITTY PROPERTIES


                                       By
                                          --------------------------------------
                                       Its
                                          --------------------------------------

                                    EXHIBIT C

                       CONSTRUCTION OF TENANT IMPROVEMENTS

        This Exhibit constitutes a part of the Lease and its terms are incorporated in the Lease for all purposes. Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease.

I. LANDLORD'S OBLIGATIONS. Landlord shall deliver the Premises to Tenant in their current condition and shall not be obligated to construct any improvements or additions to the Premises nor shall Landlord be required to upgrade the Building structure or systems to accommodate Tenant's planned improvements. Tenant accepts the Premises in their current As-Is condition, with all faults. Tenant acknowledges that Landlord did not design or construct the Building. Nevertheless, Landlord has provided Tenant with copies of such plans and specifications as the property manager may have in its possession with respect to the current improvements in the Building. Landlord shall not be responsible for the completeness or accuracy of such plans, all of which shall be provided for information purposes only and without warranty of any kind.

II.     TENANT'S OBLIGATIONS

        A. TENANT IMPROVEMENTS. Tenant shall be solely responsible for the cost of all Tenant Improvements in the Premises, including but not limited to: design, engineering, labor and materials, permitting fees, construction and installation of Tenant Improvements and any changes, relocations or other modifications or upgrades to the Building shell and core; and all applicable taxes. Tenant shall construct the Tenant Improvements at its sole cost and expense in compliance with plans approved by Landlord pursuant to this Exhibit.

        B. SELECTION OF ARCHITECT AND CONTRACTOR. Tenant may select the architect to prepare plans and specifications for the Tenant Improvements provided that Tenant's selection must be approved in advance by Landlord in writing, which approval may be granted or withheld in the reasonable discretion of Landlord. Construction shall be performed by a reputable contractor and subcontractors approved in advance by Landlord in writing, which approval may be granted, conditioned or withheld in the reasonable discretion of Landlord. If Landlord refuses to approve any architect or contractor proposed by Tenant, Landlord shall identify alternatives that Landlord would be prepared to approve.

        C. PREPARATION OF PLANS. Tenant shall, at Tenant's expense, prepare the Basic Schematic Plan, Design Development Plans and Final Construction Documents as described below (collectively, "Tenant's Plans"), for the Tenant Improvements. All of Tenant's Plans must be approved by Landlord in accordance with Paragraph II.F below. Tenant's architect shall ensure that Tenant's Plans are compatible with the current Building structure and systems.

        Tenant shall supply Landlord with one (1) mylar sepia, (2) two blue line prints and one (1) disk on AutoCAD of the following Tenant's Plans:

        (1) BASIC SCHEMATIC PLAN:

        The basic schematic plan and schematic design ("Basic Schematic Plan") shall consist of architectural floor plans which show the office and partition layout, quantities and locations of doors and relites, and shall identify each room or area with a specific function. The Basic Schematic Plan must also clearly identify and locate equipment requiring special plumbing, mechanical or electrical systems, areas subject to above normal loads, special openings in the floor and other special features.

        (2)     DESIGN DEVELOPMENT PLANS:

        Based on the Basic Schematic Plan as approved by Tenant and Landlord, Tenant's architect shall produce design development plans (the "Design Development Plans") which shall include the following:

                1. Architectural floor plans with locating and dimensioning partition layouts, relite and door locations, built-in cabinetry and other special features.

                2. Power and telephone plans which indicate number, location and type of power, telephone and computer outlets and other items requiring electrical power.

                3.      Plumbing and Mechanical.

                4. Furniture plans showing layout and workstation furniture locations.

                5. Preliminary finish schedule locating and identifying special floor, wall or ceiling finishes.

                6. Reflected ceiling plan which locates, describes, and dimension ceiling types and lighting layouts.

        (3)     FINAL CONSTRUCTION DOCUMENTS:

        Based on the Design Development Plans, as approved by Tenant and Landlord, Tenant's architect shall produce final construction documents (the "Final Construction Documents") which shall include the following:

                1.      Final and fully dimensioned architectural floor plans.

                2. Structural plans and specifications as required by applicable codes, governing authorities and/or at the request of Landlord.

                3. Final mechanical and plumbing plans, diagrams and details; final equipment schedules.

                4.      Final power, telephone and computer outlet plans.

                5. Final reflected ceiling plans, which locate, describe, and dimension ceiling systems and any special or accent lighting.

                6.      Door and hardware schedules and details.

                7. Room finish, color schedule and specifications for interior finishes including floors, walls, ceilings and trim.

                8. Construction notes and specifications for all material and equipment to be provided and/or installed by Landlord.

                9. Construction and cabinet work details for stairs, wall and floor openings, special equipment and all cabinet and millwork items.

        (4)     UTILITY SERVICES

        Tenant's Plans shall provide for utilities. All utility services to and within the Premises are subject to the capacities of the Building shell and core and the availability of service from local serving utilities. Tenant, at its own expense shall provide and install any equipment necessary to adapt the utilities to Tenant's requirements.

        (5)     STRUCTURAL CRITERIA

        Tenant shall request in writing Landlord's prior written approval for the construction or installation of any improvements, equipment or fixtures which could exceed the load capacity of the Building structure as reflected in the plans provided to Tenant. Under no circumstances shall Tenant be permitted to make penetrations in or to attach or hang any item to or from Landlord's ceiling, soffit, fascia, columns, piping, ductwork, metal or concrete floor deck or metal or concrete roof deck or lateral support structure, unless otherwise specifically permitted herein, or in the approved Tenant's Plans.

        D. MODIFICATIONS TO BUILDING SHELL AND CORE. If Tenant wishes to modify the Building structure or systems to accommodate the Tenant Improvements, Tenant shall direct its architect to prepare plans identifying with particularity any requested changes to the Building structure or systems. Such modifications must be approved by Landlord's architect and by Landlord in writing. Landlord's approval may be given, withheld or subject to such conditions as Landlord's in its reasonable discretion desires. The expense of Landlord's architect shall be paid by Tenant.

        E. EXISTING CONDITIONS. Upon taking possession of the Premises and prior to commencing construction of the Tenant Improvements, Tenant's architect shall verify existing conditions and construction. Tenant shall ensure that Tenant's Plans and any other plans, specifications or drawings accommodate existing conditions and construction. Tenant shall be solely responsible for the completeness of all plans for the Tenant Improvements and for conformity of the plans with the existing conditions in the Building and the Premises.

        F. LANDLORD APPROVALS. Landlord's approvals of Tenant's Plans shall not be unreasonably withheld or delayed and may be subject to reasonable conditions, but Landlord's approval or disapproval of any Tenant's Plans shall be in Landlord's sole discretion if Tenant's proposed work would (a) require changes to structural components or exterior design of the Building, (b) require material modification to any Building's mechanical system or improvements or installation, or (c) have a negative impact on the value of the Building. Landlord shall, within ten (10) business days following receipt by Landlord of plans from Tenant, review, comment on and return the plans to Tenant, marked "Approved", "Approved as Noted" or "Disapproved as Noted, Revise and Resubmit". If the plans are returned to Tenant marked "Disapproved as Noted, Revise and Resubmit", Tenant shall cause such plans to be revised, taking into account the reasons for Landlord's disapproval, and shall resubmit revised plans to Landlord for review. The same procedure shall be repeated until Landlord fully approves the plans. Landlord shall be entitled to reimbursement from Tenant on demand for the third-party costs incurred by Landlord in reviewing plans hereunder.

        Tenant agrees and understands that Landlord's review of all plans prepared by Tenant is solely to protect the interests of Landlord in the Building and the Premises, and Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of any such plans or of the compliance of such plans with applicable regulations, laws, ordinances, codes and rules or of the conformance of such plans with existing conditions in the Building. Tenant shall require that its architects, engineers and contractors verify all existing conditions in the Building, insofar as they are relevant to, or may affect, the design and construction of the Tenant Improvements.

        Approval by Landlord of the Tenant's Plans prepared by Tenant shall not:
(i) imply approval by Landlord as to compliance of such plans with applicable regulations, laws, ordinances, codes and rules; (ii) imply the compatibility of the plans with the Building; or (iii) limit Landlord's right, as a condition and at the time of Landlord's approval, to require changes in portions of the plans which are incompatible with or which, in the reasonable opinion of Landlord, adversely affect the Building structure or the electrical, plumbing, life safety or mechanical systems of the Building or which adversely affect the availability to Landlord of third party warranties. Tenant acknowledges that both the compliance of the Tenant's Plans with all applicable regulations, laws, ordinances, codes and rules and the compatibility of the Tenant's Plans with the Building structure and the mechanical, plumbing, life safety and electrical systems of the Building are the responsibility of Tenant.

III.    CONSTRUCTION OF TENANT IMPROVEMENTS

        A. GENERAL. The construction shall be performed by or on behalf of Tenant in a good and workmanlike manner and in compliance with all laws and such reasonable rules and regulations regarding construction in the Building as Landlord may impose from time to time. Upon completion of the Final Construction Documents and approval thereof by Landlord, Tenant shall enter into a construction contract in form and substance reasonably satisfactory to Landlord with the contractor approved by Landlord for the construction of the Tenant Improvements which approval shall not be unreasonably withheld or delayed. Tenant shall also submit the Final Construction Documents to any applicable governmental authorities for permits. Tenant covenants and agrees that all work undertaken by it or on its behalf shall comply with the requirements of all governmental agencies, offices and boards having jurisdiction over the Premises. Tenant shall not commence construction of the Tenant Improvements until Tenant has provided to Landlord (1) a copy of the building permit for the Tenant Improvements, (2) certificates of insurance for all insurance required to be carried by Tenant and its general contractor, and (3) a copy of the construction contract between Tenant and its general contractor.

        B. COOPERATION. Landlord shall have the right to observe the construction of the Tenant Improvements. Tenant shall notify Landlord of all construction meetings and Landlord has the right to attend all meetings of Tenant and its contractor and subcontractors, and the Tenant's construction contract(s) shall so provide.

        C. NO LIENS. Tenant's contractor shall complete the Tenant Improvements in conformance with the Final Construction Documents as approved in writing by Landlord. Tenant shall complete the Tenant Improvements at Tenant's sole cost and expense, and shall keep the Premises, Building and Property free and clear of liens of any kind. If any such liens are filed, Tenant shall have ten (10) days (or five (5) days if Landlord is in the process of refinancing) from the date the lien is filed to either remove the liens or to provide a bond in the amount necessary to cause such lien to be released or removed from the Property pursuant to RCW 60.04.161.

        D. TENANT MODIFICATIONS. If Tenant desires to change or revise the Tenant Improvements specified by the Final Construction Documents, then Tenant shall submit such change in writing for Landlord's approval, which shall not be unreasonably withheld, and such request shall be accompanied by plans, specifications and details as may be required to fully identify and quantify such changes. If Landlord approves such changes, then Tenant will provide Landlord with revised Final Construction Documents ("Revised Final Construction Documents") incorporating the changes.

        E. ASSIGNMENT OF WARRANTIES. To the extent permitted by law and by the applicable warranties, Tenant hereby assigns to Landlord all warranties and any rights received by Tenant from contractors or material suppliers with respect to workmanship and materials supplied in connection with the Tenant Improvements contemplated by this Exhibit.

        F. COMPLETION. Upon completion of the Tenant Improvements, Tenant or Tenant's contractor shall submit to Landlord:

                (1) Copies of as-built plans and drawings and specifications (one mylar sepia, two blue line prints and one CADD disk) for the Tenant Improvements, including details of any changes to the Building's mechanical, electrical, architectural, plumbing, cabling, sprinkler and fire alarm systems, as applicable;

                (2)     Original final occupancy permit for the Premises; and

                (3) Final lien waivers from all contractors and subcontractors providing materials and labor to Tenant.

        G. CONSTRUCTION INSURANCE. During construction, Tenant and its general contractor shall procure and maintain in effect the following insurance coverages in addition to the insurance required under Section 14 of the Lease with an insurance company or companies acceptable to Landlord and authorized to do business in the State of Washington:

                (1) Worker's Compensation. Statutory Limits, together with "ALL STATES," "VOLUNTARY COMPENSATION" and "FOREIGN COMPENSATION" coverage endorsements;

                (2) Employer's Liability Insurance. With a limit of not less than $1,000,000.00;

                (3) Commercial General Liability. At least $2,000,000.00, Combined Single Limit, including Personal Injury, Contractual and
Products/Completed Operations Liability naming Landlord and Tenant as additional insured. Coverage must be primary and non-contributing and include the following:

                        (a)     Premises - Operations;

                        (b)     Elevators and Hoists;

                        (c)     Independent Contractor;

                        (d) Contractual Liability assumed under the construction contract;

                        (e)     Completed Operations - Products;

                        (f)     Explosion, Underground and Collapse (XUC)
                Coverage

                (4) Automobile Liability. Including Owned, Hired and Non-owned licensed vehicles used in connection with performance of the construction work of at least: $1,000,000.00 each person, Bodily Injury; $3,000,000.00 each occurrence, Bodily Injury; $300,000.00 each occurrence, Property Damage. Coverage must include the following:

                        (a)     Owned Vehicles;

                        (b)     Leased Vehicles;

                        (c)     Hired Vehicles;

                        (d)     Non-owned Vehicles;

                (5) Procure or cause contractor to procure and maintain installation floater insurance to protect against the risk of physical damage until acceptance of the construction work; and

                (6) Furnish the Landlord with certificates of insurance evidencing such coverage prior to the commencement of the construction work. All insurance shall be carried in companies reasonably acceptable to the Landlord.

IV.     CONSTRUCTION REPRESENTATIVES

        Tenant hereby appoints _____________________ to act on its behalf and represent its interests with respect to all matters requiring Tenant action under this Exhibit C. Landlord hereby appoints Campbell Mathewson of CenturyPacific L.P. to act on its behalf and represent its interests with respect to all matters requiring Landlord action in this Exhibit C. Either party may change its construction representative by notice to the other party given in accordance with Section 29 of the Lease. No consent, authorization or other action by Tenant or Landlord with respect to matters set forth in this Section shall bind Tenant or Landlord unless in writing and signed by the aforementioned person. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of Landlord is authorized to do so. If Tenant complies with any request or direction presented to it by anyone else claiming to act on behalf of Landlord, such compliance shall be at Tenant's sole risk and responsibility and shall not in any way alter or diminish the obligations and requirements created and imposed by this Exhibit C and Landlord shall have the right to enforce compliance with this Exhibit C without suffering any waiver, dilution or mitigation of any of its rights hereunder.

                                    EXHIBIT D

                              RULES AND REGULATIONS

1.      The Premises shall not be used for lodging or sleeping.


2. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without furnishing Landlord with a key for any lock and obtaining Landlord's prior permission. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys and/or security cards to doors in the Premises.

3. No safes or other objects larger or heavier than the freight elevator of the Premises is limited to carry shall be brought into or installed on the Premises without Landlord's prior written consent. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of thickness as is necessary to properly distribute the weight of those objects. Except as provided in the Lease, Landlord will not be responsible for loss of or damage to any property from any cause, and all damage done to the Premises by moving or maintaining Tenant's property shall be repaired at the expense of Tenant.

4. Tenant shall not use, keep or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors and/or vibrations.

5. Tenant shall see that the doors of the Premises are closed and securely locked when Tenant's employees leave the Premises, after hours.


6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be deposited in any of them, and any damage resulting to them from Tenant's misuse shall be paid for by Tenant.

7. No sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without the prior written consent of Landlord. If Landlord shall have consented at anytime, whether before or after the execution of this Lease, that consent shall in no way operate as a waiver or release of any of the provisions of this Rule or of this Lease, and shall be deemed to relate only to the particular sign, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to each and every such sign, advertisement or notice other than the particular sign, advertisement or notice, as the case may be, so consented to by Landlord.

8. Tenant shall not lay linoleum or other similar floor covering so that it is affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any linoleum or other similar floor covering to the floor, as well as the method of affixing carpets or rugs to the Premises, shall be subject to approval by Landlord. The expense of repairing any damage resulting from a violation of this Rule 8 shall be borne by the Tenant by whom, or by whose agents, clerks, employees or visitors, the damage shall have been caused.

9. Tenant shall coordinate with Landlord or Landlord's property manager the connection, installation or relocation of any major utilities, including telephone service. Such coordination is intended to ensure uninterrupted service to the Premises and avoid damage to existing utility


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
service lines. No boring or cutting for wires or otherwise shall be made without directions from Landlord or Landlord" representative.

10. Tenant shall comply with all covenants, conditions, restrictions and easements and other encumbrances applicable to the Property and recorded in the real property records, as amended or replaced from time to time.

11. Landlord reserves the right to select the name of the Premises and to change the name as it may deem appropriate from time to time, so long as such name does not interfere with tenant signage previously approved pursuant to the Lease, and Tenant shall not refer to the Premises by any name other than: (a) the names as selected by Landlord (as that name may be changed from time to time), or (b) the postal address, approved by the United States Post Office. Tenant shall not use the name of the Premises in any respect other than as an address of its operation in the Premises without the prior written consent of Landlord.

12. Wherever the word "Tenant" occurs in these Rules and Regulations, it is understood and agreed that it shall mean Tenant's assigns, subtenants, associates, agents, clerks, employees and visitors. Wherever the word "Landlord" occurs in these Rules and Regulations, it is understood and agreed that it shall mean Landlord's assigns, agents, clerks, employees and visitors.

13. In the event of any express conflict between the terms and conditions of these Rules and Regulations and the terms and conditions of the Lease to which these Rules are an exhibit, the terms and conditions of the Lease shall control. Where there is no express conflict, these Rules and Regulations shall be deemed to be in addition to, and shall not be construed in any way to modify, alter or amend, in whole or part, the terms, covenants, agreements and conditions of the Lease.


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